Form 10-K, Exhibit 13
period 2006-12-31
FGBC Bancshares, Inc.
filed 2007-03-30
CIK 1360581

EXHIBIT 13
FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FGBC Bancshares, Inc.
Franklin, Georgia
     We have audited the accompanying consolidated balance sheets of FGBC Bancshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FGBC Bancshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
March 28, 2007

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
Assets

Cash and due from banks	$7,343,589	$3,464,489
Interest bearing deposits in banks	11,228,052	63,907
Federal funds sold	53,368,000	6,116,000
Securities available for sale	70,114,808	39,815,484
Restricted equity securities	1,342,700	813,900

Loans	408,642,096	264,064,167
Less allowance for loan losses	5,244,200	3,193,806

Loans, net	403,397,896	260,870,361

Premises and equipment	27,071,594	13,181,114
Other assets	5,543,664	2,365,191

Total assets	$579,410,303	$326,690,446

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$24,101,011	$12,910,879
Interest-bearing	472,591,491	245,880,698

Total deposits	496,692,502	258,791,577
Other borrowings	15,000,000	10,000,000
Securities sold under repurchase agreement	1,027,230	—
Other liabilities	3,131,284	957,201

Total liabilities	515,851,016	269,748,778

Commitments and contingencies

Stockholders’ equity:
Common stock, no par value; 100,000,000 shares authorized; 9,046,748 and 6,737,910 issued and outstanding, respectively	66,658,460	60,783,189
Accumulated deficit	(2,672,497)	(2,938,628)
Accumulated other comprehensive loss	(426,676)	(902,893)

Total stockholders’ equity	63,559,287	56,941,668

Total liabilities and stockholders’ equity	$579,410,303	$326,690,446

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
Interest income:
Loans, including fees	$29,763,430	$12,967,840	$5,802,344
Taxable securities	2,034,072	1,247,064	871,664
Nontaxable securities	265	—	—
Federal funds sold	1,187,808	216,380	80,153
Other interest income	121,327	5,947	—

Total interest income	33,106,902	14,437,231	6,754,161

Interest expense:
Deposits	15,116,060	6,260,298	2,708,183
Other borrowings	720,378	32,309	571

Total interest expense	15,836,438	6,292,607	2,708,754

Net interest income	17,270,464	8,144,624	4,045,407
Provision for loan losses	2,740,843	1,814,746	1,277,459

Net interest income after provision for loan losses	14,529,621	6,329,878	2,767,948

Other income:
Service charges on deposit accounts	1,378,399	1,069,669	565,189
Mortgage origination fees	1,101,211	551,572	354,673
Other operating income	77,926	72,505	71,917

Total other income	2,557,536	1,693,746	991,779

Other expenses:
Salaries and employee benefits	10,716,964	5,365,633	2,618,410
Equipment and occupancy expenses	2,024,908	1,247,405	351,952
Other operating expenses	4,079,154	2,275,613	1,265,272

Total other expenses	16,821,026	8,888,651	4,235,634

Income (loss) before income taxes	266,131	(865,027)	(475,907)

Income tax expense	—	—	—

Net income (loss)	$266,131	$(865,027)	$(475,907)

Basic earnings (losses) per share	$0.03	$(0.16)	$(0.13)

Diluted earnings (losses) per share	$0.03	$(0.16)	$(0.13)

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
Net income (loss)	$266,131	$(865,027)	$(475,907)

Other comprehensive income (loss):
Net unrealized holding gains (losses) on securities available for sale arising during period	476,217	(520,353)	(381,901)

Comprehensive income (loss)	$742,348	$(1,385,380)	$(857,808)

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

				Accumulated
	Common Stock			Other	Total
		At Amount	Accumulated	Comprehensive	Stockholders'
	Shares	Paid In	Deficit	Loss	Equity
Balance, December 31, 2003	1,700,000	$17,000,000	$(1,597,694)	$(639)	$15,401,667
Net loss	—	—	(475,907)	—	(475,907)
5 for 4 stock split	425,000	—	—	—	—
Purchase of fractional shares	(9)	(113)	—	—	(113)
Issuance of common stock	34,671	433,388	—	—	433,388
Other comprehensive loss	—	—	—	(381,901)	(381,901)

Balance, December 31, 2004	2,159,662	17,433,275	(2,073,601)	(382,540)	14,977,134
Net loss	—	—	(865,027)	—	(865,027)
Stock compensation expense	—	106,138	—	—	106,138
4.25 for 3 stock split	1,118,746	—	—	—	—
Purchase of fractional shares	(253)	(3,173)	—	—	(3,173)
Issuance of common stock	3,459,755	43,246,949	—	—	43,246,949
Other comprehensive loss	—	—	—	(520,353)	(520,353)

Balance, December 31, 2005	6,737,910	60,783,189	(2,938,628)	(902,893)	56,941,668
Net income	—	—	266,131	—	266,131
Stock compensation expense	—	66,735	—	—	66,735
5 for 4 stock split	1,684,478	—	—	—	—
Purchase of fractional shares	(115)	(1,660)	—	—	(1,660)
Issuance of common stock	624,475	5,810,196	—	—	5,810,196
Other comprehensive income	—	—	—	476,217	476,217

Balance, December 31, 2006	9,046,748	$66,658,460	$(2,672,497)	$(426,676)	$63,559,287

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$266,131	$(865,027)	$(475,907)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock compensation expense	66,735	106,138	—
Depreciation	887,459	484,550	164,484
Provision for loan losses	2,740,843	1,814,746	1,277,459
Amortization and accretion of securities	76,091	121,829	126,026
Deferred taxes	(689,257)	(14,103)	—
(Gain) loss on sale of premises and equipment	25,237	(4,757)	—
Gain on sale of other real estate owned	(9,200)	—	—
Contribution of premises and equipment	—	171,839	—
Increase in interest receivable	(2,043,599)	(873,458)	(795,545)
Increase in interest payable	803,407	175,638	251,444
Increase in income taxes payable	660,754	14,103	—
Net other operating activities	727,027	97,404	(25,956)

Net cash provided by operating activities	3,511,628	1,228,902	522,005

INVESTING ACTIVITIES
Increase in interest bearing deposits in financial institutions	(11,164,145)	(63,907)	—
Purchases of securities available for sale	(52,439,052)	(10,464,141)	(42,476,060)
Proceeds from maturities of securities available for sale	22,539,854	6,815,423	19,196,006
Purchases of restricted equity securities	(528,800)	(813,900)	—
Net (increase) decrease in federal funds sold	(47,252,000)	(6,116,000)	10,633,000
Net increase in loans	(145,972,890)	(129,058,807)	(99,337,233)
Purchase of premises and equipment	(14,845,236)	(5,889,357)	(6,416,677)
Proceeds from sale of premises and equipment	42,060	13,680	—
Proceeds from sale of foreclosed assets	276,663	32,000	—
Additions to other real estate owned	(25,673)	—	—

Net cash used in investing activities	(249,369,219)	(145,545,009)	(118,400,964)

	2006	2005	2004
FINANCING ACTIVITIES
Net increase in deposits	237,900,925	91,551,259	119,042,453
Net increase (decrease) in federal funds purchased and repurchase agreements	1,027,230	(297,000)	297,000
Net increase in other borrowings	5,000,000	9,973,500	26,500
Proceeds from sale of common stock	5,295,739	43,246,949	592,388
Proceeds from exercise of stock options	514,457	—	—
Purchase of fractional shares of common stock	(1,660)	(3,173)	(113)

Net cash provided by financing activities	249,736,691	144,471,535	119,958,228

Net increase in cash and due from banks	3,879,100	155,428	2,079,269

Cash and due from banks at beginning of year	3,464,489	3,309,061	1,229,792

Cash and due from banks at end of year	$7,343,589	$3,464,489	$3,309,061

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$15,216,081	$6,123,567	$2,457,310
Income taxes	$28,503	$—	$—

NONCASH TRANSACTIONS
Loans transferred to foreclosed assets	$822,012	$38,000	$—
Financed sales of foreclosed assets	$117,500	$—	$—
See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
FGBC Bancshares, Inc. (the “Company”) is a bank holding company formed in 2004 whose principal activity is the ownership and management of its wholly-owned subsidiary, First Georgia Banking Company (the “Bank”). The Bank is a commercial bank with locations in Franklin (Heard County), Carrollton and Villa Rica (Carroll County), Bremen (Haralson County), Columbus (Muscogee County), Dalton (Whitfield County), Cornelia (Habersham County), Homer (Banks County) and Jefferson and Commerce (Jackson County), Georgia. The Company provides a full range of banking services in its primary market areas of these and surrounding counties.
On March 10, 2005, pursuant to an Agreement and Plan of Shares Exchange approved by the Bank’s shareholders, the Company acquired each share of the Bank’s common stock in exchange for one share of the Company’s stock.
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.
In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred taxes, the valuation of foreclosed assets, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed assets, management obtains independent appraisals for significant collateral.
Cash, Due from Banks and Cash Flows
For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest bearing deposits in banks, loans, federal funds sold/purchased, repurchase agreements, deposits, and other borrowings are reported net.
The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances were approximately $166,000 and $80,000 at December 31, 2006 and 2005, respectively.
Securities
Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Restricted equity securities without a readily determinable fair value are reported at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Securities (Continued)
The Company amortizes premiums and accretes discounts on securities using the straight-line method over the expected life of the security. The difference in recorded interest by using this method has not resulted in a material difference as compared to the interest method. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Loans
Loans are reported at their outstanding principal balances less deferred fees and costs and the allowance for loan losses. Interest income is accrued on the outstanding principal balance based on the payment terms required by the loan contract. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized in income over the life of the loans using a method which approximates a level yield.
The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.
Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Allowance for Loan Losses (Continued)
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on a periodic evaluation of the collectibility of existing loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets.

Land improvements	10-15 years
Buildings	30-40 years
Equipment	3-10 years
Foreclosed Assets
Foreclosed assets represent properties and other assets acquired through or in lieu of loan foreclosure and are initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2006 and 2005 was $462,722 and $6,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes
Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance for deferred tax assets is required when it more likely than not that some portion or all of the deferred tax assets will not be realized in the near term. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. As of December 31, 2006 and 2005, the Company has recorded valuation allowances against all deferred tax assets with the exception of $703,360 and $14,103, respectively, which is equal to the Company’s cumulative tax liability at each year end period.
Earnings (Losses) Per Share
Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares outstanding and dilutive potential common shares. Potential common shares consist of stock options and are determined using the treasury stock method.
Stock-Based Compensation
At December 31, 2006, the Company has a stock-based employee compensation plan which is more fully described in Note 8 of the consolidated financial statements. Prior to January 1, 2006, the Company accounted for the plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. With the exception of stock compensation expense recognized by the Company in the fourth quarter of 2005 related to the acceleration of the vesting of options for an employee no longer with the Company, no stock-based employee compensation cost was recognized in the Statement of Operations for the years ended December 31, 2005 and 2004, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 consists of compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company recognized expense of $66,735 for the year ended December 31, 2006. Basic and dilutive earnings per share would have been $.04 if the company had not adopted Statement 123(R), compared to reported basic and dilutive earnings per share of $.03.
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options and warrants (excess tax benefits) to be classified as financing cash flows. The Company had no cash flows resulting from excess tax benefits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock-Based Compensation (Continued)
The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of Statement 123 to options granted under the Company’s stock option plan for the years ended December 31, 2005 and 2004.

	Years Ended December 31,
	2005	2004
Net loss, as reported	$(865,027)	$(475,907)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	297,556	254,920

Pro forma net loss	$(1,162,583)	$(730,827)

Losses per share:
Basic – as reported	$(0.16)	$(0.13)

Basic – pro forma	$(0.22)	$(0.19)

Diluted – as reported	$(0.16)	$(0.13)

Diluted – pro forma	$(0.22)	$(0.19)

Comprehensive Income (Loss)
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).
Recent Accounting Pronouncements
In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109. This interpretation addresses the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken in a tax return. It requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become more-likely-than-not to be disallowed, their recognition would be reversed. This interpretation is effective for fiscal years beginning after December 15, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements (Continued)
In September 2006, the FASB issued FAS 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting equity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.
NOTE 2. SECURITIES AVAILABLE FOR SALE
The amortized cost and fair value of securities available with gross unrealized gains and losses for sale are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2006:
U.S. Government sponsored agency securities	$49,673,653	$71,186	$(209,462)	$49,535,377
Mortgage-backed securities	19,957,492	19,372	(307,773)	19,669,091
State, county and municipals	910,340	—	—	910,340

	$70,541,485	$90,558	$(517,235)	$70,114,808

December 31, 2005:
U.S. Government sponsored agency securities	$29,803,747	$—	$(489,291)	$29,314,456
Mortgage-backed securities	10,914,630	—	(413,602)	10,501,028

	$40,718,377	$—	$(902,893)	$39,815,484

Securities with a carrying value of $36,842,416 and $24,413,264 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2006, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2006 table above, 42 of 58 securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses and none of the state and political subdivisions contained unrealized losses. As management has the ability and intent to hold these securities to maturity, or the foreseeable future, and because of acceptable investment grades on each security, these unrealized losses are considered temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)
The following tables show the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

	December 31, 2006
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. Government sponsored agencies	$21,431,538	$(33,163)	$13,814,309	$(176,299)	$35,245,847	$(209,462)
Mortgage-backed securities	6,650,521	(15,640)	8,001,470	(292,133)	14,651,991	(307,773)

Total temporarily impaired securities	$28,082,059	$(48,803)	$21,815,779	$(468,432)	$49,897,838	$(517,235)

	December 31, 2005
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. Government sponsored agencies	$6,874,149	$(91,176)	$22,440,307	$(398,115)	$29,314,456	$(489,291)
Mortgage-backed securities	1,651,833	(52,474)	7,849,195	(361,128)	9,501,028	(413,602)

Total temporarily impaired securities	$8,525,982	$(143,650)	$30,289,502	$(759,243)	$38,815,484	$(902,893)

The amortized cost and fair value of debt securities as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized	Fair
	Cost	Value
U.S. Government sponsored agencies, state, county and municipals:
Due in less than one year	$15,237,644	$15,187,083
Due from one to five years	30,927,267	30,842,090
Due from five to ten years	4,099,619	4,097,081
After ten years	319,463	319,463
Mortgage-backed securities	19,957,492	19,669,091

	$70,541,485	$70,114,808

The Company had no sales of securities during 2006, 2005, or 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3. LOANS
The composition of loans is summarized as follows:

	December 31,
	2006	2005
Commercial and agricultural	$42,405,199	$35,761,000
Real estate – construction	114,528,258	60,967,000
Real estate – other	225,119,010	142,520,000
Consumer	26,858,734	24,996,909

	408,911,201	264,244,909
Deferred loan fees and costs	(269,105)	(180,742)
Allowance for loan losses	(5,244,200)	(3,193,806)

Loans, net	$403,397,896	$260,870,361

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005	2004
Balance, beginning of year	$3,193,806	$1,705,435	$459,529
Provision for loan losses	2,740,843	1,814,746	1,277,459
Loans charged off	(750,093)	(353,052)	(38,250)
Recoveries of loans previously charged off	59,644	26,677	6,697

Balance, end of year	$5,244,200	$3,193,806	$1,705,435

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $352,948 and $252,446 at December 31, 2006 and 2005, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 144, Accounting by Creditors for Impairment of a Loan, at December 31, 2006 and 2005. The average recorded investment in impaired loans for 2006, 2005, and 2004 was $579,325, $150,163, and $24,886, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2006, 2005, and 2004. There were no loans past due ninety days or more and still accruing interest at December 31, 2006, 2005, and 2004.
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of period	$9,288,436
Advances	2,730,431
Repayments	(5,027,357)
Changes in related parties	160,526

Balance, end of year	$7,152,036

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land and land improvements	$7,386,006	$4,909,823
Buildings	7,913,746	5,359,707
Construction and equipment installation in progress, estimated cost to complete $4,128,132	8,942,344	1,635,385
Equipment	4,230,841	1,878,377

	28,472,937	13,783,292
Accumulated depreciation	(1,401,343)	(602,178)

	$27,071,594	$13,181,114

Interest costs capitalized as part of the cost of premises and equipment totaled $183,050, $6,598, and $0 for the years ended December 31, 2006, 2005, and 2004, respectively.
Leases
The Company has entered into various operating lease agreements for modular branch facilities, temporary branch office facilities, and land. The Company is generally responsible for insurance and maintenance of the properties. Total rental and temporary office expenses amounted to $414,337, $432,307, and $98,160 for the years ended December 31, 2006, 2005, and 2004, respectively.
Future minimum rental commitments under these leases at December 31, 2006 are as follows

2007	$85,225
2008	39,000
2009	44,250
2010	45,000
2011	21,875

$235,350

NOTE 5.	DEPOSITS
The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $165,147,998 and $74,841,380, respectively. Total brokered time deposits at December 31, 2006 and 2005 were $44,454,286 and $21,185,664, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$280,823,525
2008	24,890,883
2009	14,051,122
2010	8,126,450
2011	5,634,555

$333,526,535

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS (Continued)
Overdraft demand deposits reclassified to loans totaled $167,049 and $185,214 at December 31, 2006 and 2005, respectively.
The Company had deposits from one public depositor in the amount of $11,303,030 and $7,592,895 at December 31, 2006 and 2005, respectively.

NOTE 6.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2006 and 2005 were $1,207,230 and $0, respectively.

NOTE 7.	OTHER BORROWINGS
Other borrowings consist of the following:

	December 31,
	2006	2005
Adjustable rate advance from Federal Home Loan Bank (5.437% at December 31, 2005) repaid March 22, 2006	$—	$5,000,000
Adjustable rate advance from Federal Home Loan Bank (5.45% at December 31, 2006) due July 27, 2007	5,000,000	—
Adjustable rate advance from Federal Home Loan Bank (5.45% at December 31, 2006) due October 27, 2007	5,000,000	5,000,000
Adjustable rate advance from Federal Home Loan Bank (5.45% at December 31, 2006) due February 28, 2008	5,000,000	—

	$15,000,000	$10,000,000

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of $29,391,137 and Federal Home Loan Bank stock of $1,342,700.

NOTE 8.	STOCK-BASED COMPENSATION
Stock Options
The Company has adopted a stock option plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. As of December 31, 2006 the plan provides for a total of 1,349,827 options to purchase common shares of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	STOCK-BASED COMPENSATION (Continued)
Stock Options (Continued)
Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price
Options outstanding, beginning of year	1,052,256	$6.92	598,763	$4.52	577,734	$4.52
Granted	66,875	11.66	535,394	9.23	23,243	4.68
Forfeited	(42,787)	9.94	(81,901)	4.52	(2,214)	4.52
Exercised	(98,104)	5.24	—	—	—	—

Options outstanding, end of year	978,240	7.28	1,052,256	6.92	598,763	4.52

Exercisable, end of year	542,637	5.95	296,037	4.85	155,864	4.52

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions listed in the table below. Expected volatility is a calculated value based on expected volatility of similar entities. The expected term of the options granted is based upon the short-cut method and represents the period of time that the options granted are expected to be outstanding. Expected dividends are based on dividend trends and the market price of the Company’s stock price at grant. Historical data is used to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

December 31,
2006
Dividend yield	0%
Expected life	6.5 years
Risk-free interest rate	4.29% to 4.95%
Expected volatility/weighed average expected volatility	24%
At December 31, 2006, there was $220,328 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 2.47 years. The weighted average fair value of options granted in 2006 was $4.28.
Shares available for future stock option grants to employees under the existing plan were 371,587 at December 31, 2006. At December 31, 2006, the aggregate intrinsic value of options outstanding was $6,963,404, and the aggregate intrinsic value of options exercisable was $4,585,230. Total intrinsic value of options exercised was $898,290 for the year ended December 31, 2006. At December 31, 2006, the weighted average contractual life in years of outstanding stock options was 7.76 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	KEY PERSON STOCK PURCHASE PLAN
In 2005, the Company established a key person stock purchase plan whereby the Board of Directors may identify key persons entitled to purchase shares of common stock at fair market value. Shares issued pursuant to this plan may be issued out of either (a) treasury shares of common stock, or (b) authorized but unissued shares of common stock which are not otherwise reserved for other purposes. During any consecutive 12-month period, the aggregate sales price or amount of shares of common stock sold pursuant to this plan may not exceed the greatest of (i) $1 million; (ii) 15% of the Company’s total assets (measured at the Company’s most recent balance sheet date); or (iii) 15% of the outstanding amount of the Company’s common stock (measured at the Company’s most recent balance sheet date); provided, however, that in no event shall the aggregate sales price of the shares of common stock sold during any consecutive 12-month period pursuant to this plan exceed $5 million. As of August 15, 2006, 194,404 shares of common stock had been purchased under the plan. On August 15, 2006, the plan was terminated.

NOTE 10.	401(k) RETIREMENT PLAN
The Company has a 401(k) retirement covering substantially all employees. Contributions charged to expense for the years ended December 31, 2006, 2005, and 2004 amounted to $246,920, $0 and $0, respectively.

NOTE 11.	INCOME TAXES
The components of income tax expense are as follows:

	Years Ended December 31,
	2006	2005	2004
Current	$689,257	$321,684	$43,352
Deferred	(569,149)	(677,986)	(228,940)
Change in valuation allowance	(120,108)	356,302	185,588

Income tax expense	$—	$—	$—

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006	2005	2004
Tax provision at statutory federal rate	$90,484	$(294,109)	$(161,808)
State income taxes	(44,027)	(39,198)	(29,484)
Change in valuation allowance	(120,108)	356,302	185,588
Nondeductible expenses	51,033	19,622	5,704
Stock compensation	22,690	—	—
Tax free interest	(72)	—	—
Fair value of property contributed in excess of cost	—	(30,867)	—
Surtax exemption	—	(11,750)	—

Income tax expense	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	INCOME TAXES (Continued)
The components of deferred income taxes are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Loan loss reserves	$1,672,965	$978,332
Pre-opening expenses	102,736	154,694
Deferred loan fees	101,549	68,204
Stock compensation	—	40,052
Securities available for sale	162,137	343,099
Contributions	39,812	107,841

	2,079,199	1,692,222

Deferred tax liabilities:
Depreciation	189,515	190,725

Valuation allowance	1,186,324	1,487,394

Net deferred taxes	$703,360	$14,103

NOTE 12.	EARNINGS (LOSSES) PER SHARE
Presented below is a summary of the components used to calculate basic and diluted earnings (losses) per common share:

	Years Ended December 31,
	2006	2005	2004
Basic earnings (losses) per share:
Weighted average common shares outstanding	8,827,859	5,321,918	3,763,863

Net income (loss)	$266,131	$(865,027)	$(475,907)

Basic earnings (losses) per share	$.03	$(0.16)	$(0.13)

Diluted earnings (losses) per share:
Weighted average common shares outstanding	8,827,859	5,321,918	3,763,863
Net effect of the assumed exercise of stock Options based on the treasury stock method using average market prices for the year	384,265	—	—

Total weighted average common shares and common stock equivalents outstanding	9,212,124	5,321,918	3,763,863

Net income (loss)	$266,131	$(865,027)	$(475,907)

Diluted earnings (losses) per share	$.03	$(0.16)	$(0.13)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	COMMITMENTS AND CONTINGENCIES
Loan Commitments
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and letters of credit are variable rate instruments.
The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2006	2005
Commitments to extend credit	$67,460,136	$63,516,583
Letters of credit	702,213	206,900

	$68,162,349	$63,723,483

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.
Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.
At December 31, 2006, the carrying amount of liabilities related to the Company’s obligation to perform under letters of credit was insignificant. The Company has not been required to perform on any letters of credit, and the Company has not incurred any losses on letters of credit for the years ended December 31, 2006, 2005, and 2004.
In determining any required allowances for commitments to extend credit, the Company applies the same methodologies as applied to loans in determining the allowance for loan losses as disclosed in Note 1 to the financial statements. Any required allowance for commitments to extend credit is recorded in other liabilities. As of December 31, 2006 and 2005, there were no allowances deemed necessary for commitments to extend credit.
The Company guaranteed 110% of the debt of certain customers’ liabilities at another financial institution totaling $886,655 and $504,680 at December 31, 2006, and 2005, respectively. These guarantees represent the outstanding credit line balances of those customers funded by another financial institution. The Company incurred losses of $2,303, $1,650, and $0 as a result of these guaranteed debts for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	COMMITMENTS AND CONTINGENCIES (Continued)
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.
Employee Agreements
The Company has entered into employment agreements with certain of its officers with initial terms of five years that require annual salaries of $1,445,000. The agreements are automatically extended for an additional year on the initial termination date and each anniversary thereafter. The officers are entitled to receive annual salary increases and are eligible for incentives and performance bonuses as may be determined by the Company’s Board of Directors.

NOTE 14.	CONCENTRATIONS OF CREDIT
The Company originates primarily commercial, residential and consumer loans to customers in Heard, Carroll, Haralson, Muscogee, Whitfield, Banks, Jackson, Habersham, and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.
The Company’s loan portfolio is concentrated in loans secured by real estate (83%), of which a substantial portion is secured by real estate in the Company’s primary market areas. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.
The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital, or approximately $15,537,000.

NOTE 15.	Regulatory Matters
The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2006, no amounts were available for dividend declaration without regulatory approval.
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. Management believes, as of December 31, 2006, the Company and Bank met all capital adequacy requirements to which they are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	REGULATORY MATTERS (Continued)
As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.
The Company and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)

As of December 31, 2006:
Total Capital to Risk Weighted Assets
Consolidated	$69,230	16.08%	$34,436	8%	$	N/A	N/A
Bank	$67,395	15.66%	$34,436	8%		$43,045	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$63,986	14.86%	$17,218	4%	$	N/A	N/A
Bank	$62,151	14.44%	$17,218	4%		$25,827	6%
Tier 1 Capital to Average Assets
Consolidated	$63,986	11.63%	$22,008	4%	$	N/A	N/A
Bank	$62,151	11.30%	$22,008	4%		$27,510	5%

As of December 31, 2005:
Total Capital to Risk Weighted Assets
Consolidated	$61,039	21.47%	$22,745	8%	$	N/A	N/A
Bank	$60,675	20.78%	$23,361	8%		$29,202	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$57,845	20.35%	$11,373	4%	$	N/A	N/A
Bank	$57,481	19.68%	$11,681	4%		$17,521	6%
Tier 1 Capital to Average Assets
Consolidated	$57,845	19.46%	$11,887	4%	$	N/A	N/A
Bank	$57,841	19.34%	$11,887	4%		$14,859	5%

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.
Cash, Due From Banks, Interest Bearing Deposits in Banks, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest bearing deposits in banks, and federal funds sold approximate fair values.
Securities: Fair values for securities are based on available quoted market prices. The carrying values of restricted equity securities with no readily determinable fair value approximate fair values.
Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.
Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.
Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximate fair value.
Other Borrowings: The carrying amount of adjustable rate borrowings approximate fair value.
Accrued Interest: The carrying amount of accrued interest approximates fair value.
Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.
The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31,
	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks, interest bearing deposits in banks, and federal funds sold	$71,939,641	$71,939,641	$9,644,396	$9,644,396
Securities available for sale	70,114,808	70,114,808	39,815,484	39,815,484
Restricted equity securities	1,342,700	1,342,700	813,900	813,900
Loans	403,397,896	401,632,224	260,870,361	260,377,807
Accrued interest receivable	3,879,272	3,879,272	1,835,673	1,835,673

Financial liabilities:
Deposits	496,692,502	489,275,892	258,791,577	258,210,209
Securities sold under repurchase agreement	1,027,230	1,027,230	—	—
Other borrowings	15,000,000	15,000,000	10,000,000	10,000,000
Accrued interest payable	1,262,770	1,262,770	459,363	459,363

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	SUPPLEMENTAL FINANCIAL DATA
Components of other operating expenses in excess of 1% of revenue are as follows:

	Years Ended December 31,
	2006	2005	2004
Data processing	$872,050	$556,567	$354,039
Advertising	317,951	102,804	96,988
Supplies and printing	238,731	148,947	98,173
Contributions	18,973	185,255	13,861

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION
The following parent company only financial information presents the condensed balance sheets as of December 31, 2006 and 2005, and statements of operations, and cash flows for the years ended December 31, 2006, 2005, and 2004:
CONDENSED BALANCE SHEETS

	2006	2005
Assets
Cash	$1,845,606	$8,084,921
Investment in subsidiary	61,723,681	56,577,747
Other assets	52,302	—

Total assets	$63,621,589	$64,662,668

Liabilities
Due to subsidiary	$—	7,700,000
Other liabilities	62,302	21,000

Total liabilities	62,302	7,721,000
Stockholders’ equity	63,559,287	56,941,668

Total liabilities and stockholders’ equity	$63,621,589	$64,662,668

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF OPERATIONS

	2006	2005	2004
Expenses:
Interest	$—	$1,539	$549
Stock compensation	—	106,138	—
Other operating expenses	136,851	84,921	26,234

	136,851	192,598	26,783

Loss before equity in income (loss) of subsidiary	(136,851)	(192,598)	(26,783)

Equity in income (loss) of subsidiary	402,982	(1,125,445)	—

Net income (loss)	$266,131	$(1,318,043)	$(26,783)

Earnings (losses) of the Bank prior to the acquisition by the Company amounted to $453,016 and ($449,124) for 2005, and 2004, respectively, and are included in the consolidated statement of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$266,131	$(1,318,043)	$(26,783)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in (income) loss of subsidiary	(402,982)	1,125,445	—
Stock compensation	—	106,138	—
Net other operating activities	(11,000)	20,451	549

Net cash used in operating activities	(147,851)	(66,009)	(26,234)

INVESTING ACTIVITIES
Investment in subsidiary	(11,900,000)	(28,500,000)	—

Net cash used in investing activities	(11,900,000)	(28,500,000)	—

FINANCING ACTIVITIES
Proceeds from sale of common stock	5,295,739	36,680,337	—
Proceeds from exercise of stock options	514,457	—	—
Purchase of fractional shares of common stock	(1,660)	(3,173)	—
Proceeds from (repayment of) other borrowings	—	(26,500)	26,500

Net cash provided by financing activities	5,808,536	36,650,664	26,500

Net increase (decrease) in cash	(6,239,315)	8,084,655	266

Cash at beginning of year	8,084,921	266	—

Cash at end of year	$1,845,606	$8,084,921	$266

NOTE 19.	COMMON STOCK SPLIT
On September 21, 2006, the Company’s Board of Directors declared a 5-for-4 common stock split. All per share and stock option information has been restated to reflect the effects of the split.