Form 10-K, Exhibit 13
period 2007-12-31
FGBC Bancshares, Inc.
filed 2008-03-17
CIK 1360581

EXHIBIT 13
FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FGBC Bancshares, Inc.
Franklin, Georgia
     We have audited the accompanying consolidated balance sheets of FGBC Bancshares, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FGBC Bancshares, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FGBC Bancshares Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 11, 2008, expressed an unqualified opinion.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
March 11, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FGBC Bancshares, Inc.
Franklin, Georgia
     We have audited FGBC Bancshares, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). FGBC Bancshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, FGBC Bancshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of FGBC Bancshares, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 11, 2008 expressed an unqualified opinion on those consolidated financial statements.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
March 11, 2008

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006
Assets
Cash and due from banks	$6,112,287	$7,343,589
Interest bearing deposits in banks	66,017	11,228,052
Federal funds sold	20,005,000	53,368,000
Securities available for sale, at fair value	80,731,983	70,114,808
Restricted equity securities, at cost	1,041,800	1,342,700

Loans	539,709,171	408,642,096
Less allowance for loan losses	6,267,211	5,244,200

Loans, net	533,441,960	403,397,896

Premises and equipment	34,286,994	27,071,594
Other assets	8,947,469	5,543,664

Total assets	$684,633,510	$579,410,303

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$31,526,232	$24,101,011
Interest-bearing	583,710,127	472,591,491

Total deposits	615,236,359	496,692,502
Other borrowings	—	15,000,000
Securities sold under repurchase agreements	—	1,027,230
Other liabilities	2,607,209	3,131,284

Total liabilities	617,843,568	515,851,016

Commitments and contingencies

Stockholders’ equity
Common stock, par value $0; 100,000,000 shares authorized; 12,185,144 and 9,046,748 shares issued and outstanding, respectively	67,478,254	66,658,460
Accumulated deficit	(617,429)	(2,672,497)
Accumulated other comprehensive loss	(70,883)	(426,676)

Total stockholders’ equity	66,789,942	63,559,287

Total liabilities and stockholders’ equity	$684,633,510	$579,410,303

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Interest income:
Loans, including fees	$41,969,780	$29,763,430	$12,967,840
Taxable securities	3,219,131	2,034,072	1,247,064
Nontaxable securities	416,903	265	—
Federal funds sold	1,203,009	1,187,808	216,380
Other interest income	188,864	121,327	5,947

Total interest income	46,997,687	33,106,902	14,437,231

Interest expense:
Deposits	25,135,423	15,116,060	6,260,298
Other borrowings	57,963	720,378	32,309

Total interest expense	25,193,386	15,836,438	6,292,607

Net interest income	21,804,301	17,270,464	8,144,624
Provision for loan losses	2,353,244	2,740,843	1,814,746

Net interest income after provision for loan losses	19,451,057	14,529,621	6,329,878

Other income:
Service charges on deposit accounts	1,869,988	1,378,399	1,069,669
Mortgage origination fees	1,343,204	1,101,211	551,572
Gain on sale of securities available for sale	33,851	—	—
Other operating income	190,563	77,926	72,505

Total other income	3,437,606	2,557,536	1,693,746

Other expenses:
Salaries and employee benefits	12,830,241	10,716,964	5,365,633
Occupancy and equipment expenses	2,861,536	2,024,908	1,247,405
Other operating expenses	5,721,324	4,079,154	2,275,613

Total other expenses	21,413,101	16,821,026	8,888,651

Net income before income taxes	1,475,562	266,131	(865,027)

Income tax expense (benefit)	(579,506)	—	—

Net income	$2,055,068	$266,131	$(865,027)

Basic earnings per share	$0.17	$0.02	$(0.12)

Diluted earnings per share	$0.16	$0.02	$(0.12)

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Net income	$2,055,068	$266,131	$(865,027)

Other comprehensive income (loss):
Reclassification adjustment for gains on sales of securities included in net income, net of tax of $12,863	(20,988)	—	—

Net unrealized holding gains (losses) on securities available for sale arising during period, net of tax benefits of $30,580 in 2007	376,781	476,217	(520,353)

Other comprehensive income (loss)	355,793	476,217	(520,353)

Comprehensive income (loss)	$2,410,861	$742,348	$(1,385,380)

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

				Accumulated
	Common Stock			Other	Total
		At Amount	Accumulated	Comprehensive	Stockholders’
	Shares	Paid In	Deficit	Loss	Equity
Balance, December 31, 2004	2,159,662	$17,433,275	$(2,073,601)	$(382,540)	$14,977,134
Net loss	—	—	(865,027)	—	(865,027)
Stock compensation expense	—	106,138	—	—	106,138
4.25 for 3 stock split	1,118,746	—	—	—	—
Purchase of fractional shares	(253)	(3,173)	—	—	(3,173)
Issuance of common stock	3,459,755	43,246,949	—	—	43,246,949
Other comprehensive loss	—	—	—	(520,353)	(520,353)

Balance, December 31, 2005	6,737,910	60,783,189	(2,938,628)	(902,893)	56,941,668
Net income	—	—	266,131	—	266,131
Stock compensation expense	—	66,735	—	—	66,735
5 for 4 stock split	1,684,478	—	—	—	—
Purchase of fractional shares	(115)	(1,660)	—	—	(1,660)
Issuance of common stock	526,371	5,295,739	—	—	5,295,739
Exercise of stock options	98,104	514,457	—	—	514,457
Other comprehensive income	—	—	—	476,217	476,217

Balance, December 31, 2006	9,046,748	66,658,460	(2,672,497)	(426,676)	63,559,287
Net income	—	—	2,055,068	—	2,055,068
Stock compensation expense	—	153,420	—	—	153,420
Exercise of stock options	92,110	586,270	—	—	586,270
4 for 3 stock split	3,046,286	—	—	—	—
Excess tax benefit from stock options exercised	—	80,104	—	—	80,104
Other comprehensive income	—	—	—	355,793	355,793

Balance, December 31, 2007	12,185,144	$67,478,254	$(617,429)	$(70,883)	$66,789,942

See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
OPERATING ACTIVITIES
Net income	$2,055,068	$266,131	$(865,027)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,589,113	887,459	484,550
Amortization and accretion of securities	19,149	76,091	121,829
Provision for loan losses	2,353,244	2,740,843	1,814,746
Write-down of foreclosed assets	148,275	—	—
Stock compensation expense	153,420	66,735	106,138
Deferred taxes	(1,405,879)	(689,257)	(14,103)
Gain on sale of securities available for sale	(33,851)	—	—
(Gain) loss on sale of foreclosed assets	216,473	(9,200)	—
(Gain) loss on sale of premises and equipment	(43,147)	25,237	(4,757)
Contribution of premises and equipment	—	—	171,839
Increase (decrease) in income taxes payable	(824,380)	660,754	14,103
Excess tax benefit from stock options exercised	(80,104)	—	—
Increase in interest receivable	(845,541)	(2,043,599)	(873,458)
Increase (decrease) in interest payable	(118,075)	803,407	175,638
Net other operating activities	558,343	727,027	97,404

Net cash provided by operating activities	3,742,108	3,511,628	1,228,902

INVESTING ACTIVITIES
(Increase) decrease in interest bearing deposits in financial institutions	11,162,035	(11,164,145)	(63,907)
Purchases of securities available for sale	(44,124,181)	(52,439,052)	(10,464,141)
Proceeds from maturities of securities available for sale	28,671,358	22,539,854	6,815,423
Proceeds from sales of securities available for sale	5,162,699	—	—
(Purchases) redemptions of restricted equity securities	300,900	(528,800)	(813,900)
Net (increase) decrease in federal funds sold	33,363,000	(47,252,000)	(6,116,000)
Net increase in loans	(135,390,668)	(145,972,890)	(129,058,807)
Purchase of premises and equipment	(8,978,454)	(14,845,236)	(5,889,357)
Proceeds from sale of foreclosed assets	1,462,937	276,663	32,000
Proceeds from sale of premises and equipment	217,088	42,060	13,680
Additions to other real estate owned	(3,125)	(25,673)	—

Net cash used in investing activities	(108,156,411)	(249,369,219)	(145,545,009)

FINANCING ACTIVITIES
Net increase in deposits	118,543,857	237,900,925	91,551,259
Net proceeds from (repayments of) other borrowings	(15,000,000)	5,000,000	9,973,500

	2007	2006	2005
Net increase (decrease) in federal funds purchased and repurchase agreements	(1,027,230)	1,027,230	(297,000)
Excess tax benefit from stock options exercised	80,104	—	—
Proceeds from exercise of stock options	586,270	514,457	—
Proceeds from sale of common stock	—	5,295,739	43,246,949
Purchase of fractional shares of common stock	—	(1,660)	(3,173)

Net cash provided by financing activities	103,183,001	249,736,691	144,471,535

Net increase (decrease) in cash and due from banks	(1,231,302)	3,879,100	155,428

Cash and due from banks, beginning of year	7,343,589	3,464,489	3,309,061

Cash and due from banks, end of year	$6,112,287	$7,343,589	$3,464,489

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during period for:
Interest	$25,505,142	$15,216,081	$6,123,567
Income taxes	$1,650,753	$28,503	$—

NONCASH TRANSACTIONS
Financed sales of foreclosed assets	$61,711	$117,500	$—
Loans transferred to foreclosed assets	$3,055,071	$822,012	$38,000
See Notes to Consolidated Financial Statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
FGBC Bancshares, Inc. (the “Company”) is a bank holding company formed in 2004 whose principal activity is the ownership and management of its wholly-owned subsidiary, First Georgia Banking Company (the “Bank”). The Bank is a commercial bank with locations in Homer (Banks County), Carrollton and Villa Rica (Carroll County), Cornelia (Habersham County), Bremen (Haralson County), Franklin (Heard County), Commerce and Jefferson (Jackson County), Columbus (Muscogee County), Athens (Oconee County) and Dalton (Whitfield County), Georgia. The Bank also has a loan production office in LaGrange (Troup County), Georgia. The Company provides a full range of banking services in its primary market areas of these and surrounding counties.
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
The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances were approximately $392,000 and $166,000 at December 31, 2007 and 2006, respectively.
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

Securities (Continued)
losses excluded from earnings and reported in other comprehensive income, net of deferred taxes. Restricted equity securities without a readily determinable fair value are reported at cost.
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

Allowance for Loan Losses (Continued)
collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.
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
Foreclosed Assets
Foreclosed assets represent properties and other assets acquired through or in lieu of loan foreclosure and are initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2007 and 2006 was $1,326,196 and $462,722, respectively.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes
Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance for deferred tax assets is required when it more likely than not that some portion or all of the deferred tax assets will not be realized in the near term. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. During 2007, management assessed the continuing need for a valuation allowance against deferred tax assets and concluded that an allowance was no longer necessary under the guidance provided by FASB Statement No. 109, Accounting for Income Taxes. As a result, the Company eliminated the valuation allowance and recorded $1,186,324 in deferred taxes. As of December 31, 2006, the Company had recorded valuation allowances against all deferred tax assets with the exception of $703,360, which was equal to the Company’s cumulative tax liability as of December 31, 2006.
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
Stock-Based Compensation
At December 31, 2007, the Company has a stock-based employee compensation plan which is more fully described in Note 8 of the consolidated financial statements. Prior to January 1, 2006, the Company accounted for the plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. With the exception of stock compensation expense recognized by the Company in the fourth quarter of 2005 related to the acceleration of the vesting of options for an employee no longer with the Company, no stock-based employee compensation cost was recognized in the Statement of Operations for the year ended December 31, 2005, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2007 and 2006 consists of compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated. As a result of adopting Statement 123(R) on January 1, 2006, the Company recognized expense of $153,420 and $66,735 for the years ended December 31, 2007 and 2006, respectively.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The Company had $80,104 of cash flows resulting from excess tax benefits in 2007.
The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of Statement 123 to options granted under the Company’s stock option plan for the year ended December 31, 2005.

December 31,
2005
Net loss, as reported	$(865,027)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	297,556

Pro forma net loss	$(1,162,583)

Losses per share:
Basic - as reported	$(0.12)

Basic - pro forma	$(0.16)

Diluted - as reported	$(0.12)

Diluted - pro forma	$(0.16)

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
Recent Accounting Pronouncements
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. The Statement provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the Statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the Statement establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the Statement, fair value measurements would be separately disclosed by

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
level within the fair value hierarchy. Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is not expected to have a material impact on the Company’s financial condition or results of operations.
In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. The Statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument (with a few exceptions), is irrevocable (unless a new election date occurs) and is applied only to entire instruments and not to portions of instruments. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Statement No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 and is not expected to have a material impact on the Company’s financial condition or results of operations.
In December 2007, the FASB issued Statement No. 141 (Revised 2007), Business Combinations. The Statement will significantly change the accounting for business combinations, as an acquiring entity will be required to recognize all the assets and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. The Statement changes the accounting treatment for several specific items, such as acquisition costs, noncontrolling interests (formerly referred to as minority interests), contingent liabilities, restructuring costs and changes in deferred tax asset valuation allowances. The Statement also includes a substantial number of new disclosure requirements. Statement No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact the adoption of this statement will have on the accounting for future acquisitions and business combinations.
In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51. The Statement establishes new accounting and reporting standards for the noncontrolling interest (formerly referred to as minority interests) in a subsidiary and for the deconsolidation of a subsidiary. Statement No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and early adoption is prohibited. The Company currently does not have any noncontrolling interests and is evaluating the impact the adoption of this statement will have on the accounting for future business combinations.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE
The amortized cost and fair value of securities available with gross unrealized gains and losses for sale are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2007:
U.S. Government sponsored agency securities	$30,173,685	$335,021	$(18,618)	$30,490,088
Mortgage-backed securities	32,714,986	77,262	(158,763)	32,633,485
State, county and municipals	15,381,303	—	(341,173)	15,040,130
Corporate securities	2,576,336	10,646	(18,702)	2,568,280

	$80,846,310	$422,929	$(537,256)	$80,731,983

December 31, 2006:
U.S. Government sponsored agency securities	$49,673,653	$71,186	$(209,462)	$49,535,377
Mortgage-backed securities	19,957,492	19,372	(307,773)	19,669,091
State, county and municipals	910,340	—	—	910,340

	$70,541,485	$90,558	$(517,235)	$70,114,808

Securities with a carrying value of $43,828,763 and $36,842,416 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2007, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2007 table above, 52 of 82 securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, state and political subdivisions and corporate securities contained unrealized losses. As management has the ability and intent to hold these securities to maturity, or the foreseeable future, and because of acceptable investment grades on each security, these unrealized losses are considered temporary.
The following tables show the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. Government sponsored agencies	$—	$—	$4,724,448	$(18,618)	$4,724,448	$(18,618)
Mortgage-backed securities	6,535,438	(17,285)	11,731,101	(141,478)	18,266,539	(158,763)
State, county and municipals	14,138,153	(332,882)	901,977	(8,291)	15,040,130	(341,173)
Corporate securities	1,007,500	(18,702)	—	—	1,007,500	(18,702)

Total temporarily impaired securities	$21,681,091	$(368,869)	$17,357,526	$(168,387)	$39,038,617	$(537,256)

	December 31, 2006
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. Government sponsored agencies	$21,431,538	$(33,163)	$13,814,309	$(176,299)	$35,245,847	$(209,462)
Mortgage-backed securities	6,650,521	(15,640)	8,001,470	(292,133)	14,651,991	(307,773)

Total temporarily impaired securities	$28,082,059	$(48,803)	$21,815,779	$(468,432)	$49,897,838	$(517,235)

The amortized cost and fair value of debt securities as of December 31, 2007 by contractual maturity are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized	Fair
	Cost	Value
Due in less than one year	$4,747,555	$4,733,508
Due from one to five years	19,718,737	19,977,786
Due from five to ten years	4,655,874	4,712,771
After ten years	19,009,158	18,674,433
Mortgage-backed securities	32,714,986	32,633,485

	$80,846,310	$80,731,983

Proceeds from sales of securities during 2007 were $5,162,699 with gross gains of $33,851 and no gross losses. There were no sales of securities during 2006 or 2005.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS
The composition of loans is summarized as follows:

	December 31,
	2007	2006
Commercial and agricultural	$47,362,775	$42,405,199
Real estate — construction	163,206,168	114,528,258
Real estate — other	299,218,661	225,119,010
Consumer	30,136,470	26,858,734

	539,924,074	408,911,201
Deferred loan fees and costs	(214,903)	(269,105)
Allowance for loan losses	(6,267,211)	(5,244,200)

Loans, net	$533,441,960	$403,397,896

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2007	2006	2005
Balance, beginning of year	$5,244,200	$3,193,806	$1,705,435
Provision for loan losses	2,353,244	2,740,843	1,814,746
Loans charged off	(1,388,685)	(750,093)	(353,052)
Recoveries of loans previously charged off	58,452	59,644	26,677

Balance, end of year	$6,267,211	$5,244,200	$3,193,806

The total recorded investment in impaired loans, consisting primarily of loans on nonaccrual status, was $2,599,666 and $352,948 at December 31, 2007 and 2006, respectively. As of December 31, 2007 the Company had $406,184 of related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan and no related allowances as of December 31, 2006. The average recorded investment in impaired loans for 2007, 2006, and 2005 was $1,153,702, $579,325 and $150,163, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2007, 2006, and 2005. There were no loans past due ninety days or more and still accruing interest at December 31, 2007 or 2006.
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$7,152,036
Advances	8,847,405
Repayments	(1,711,159)
Changes in related parties	191,675

Balance, end of year	$14,479,957

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

	December 31,
	2007	2006
Land and land improvements	$7,676,883	$7,386,006
Buildings	18,429,720	7,913,746
Construction and equipment installation in progress, estimated cost to complete $4,035,930 in 2007	4,955,956	8,942,344
Equipment	6,103,869	4,230,841

	37,166,428	28,472,937
Accumulated depreciation	(2,879,434)	(1,401,343)

	$34,286,994	$27,071,594

At December 31, 2007, the Company had a contractual obligation to purchase two acres of land for $1,000,000 for future branch expansion. The Company also has the right of first refusal until September 2009 to purchase two adjoining acres of the aforementioned location.
Interest costs capitalized as part of the cost of premises and equipment totaled $193,681, $183,050 and $6,598 for the years ended December 31, 2007, 2006, and 2005, respectively.
Leases
The Company has entered into various operating lease agreements for temporary branch office facilities and land. The Company is generally responsible for insurance and maintenance of the properties. Total rental and temporary office expenses amounted to $325,313, $414,337, and $432,307 for the years ended December 31, 2007, 2006, and 2005, respectively.
Future minimum rental commitments under these leases at December 31, 2007 are as follows

2008	$79,943
2009	44,250
2010	45,000
2011	21,875

$191,068

NOTE 5.	DEPOSITS
The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $194,364,625 and $165,147,998, respectively. Total brokered time deposits at December 31, 2007 and 2006 were $37,218,556 and $44,454,286, respectively. The scheduled maturities of time deposits at December 31, 2007 are as follows:

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS (Continued)

2008	$384,879,348
2009	17,784,209
2010	9,776,065
2011	5,508,135
2012	1,630,285

$419,578,042

Overdraft demand deposits reclassified to loans totaled $133,699 and $167,049 at December 31, 2007 and 2006, respectively.

NOTE 6.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2007 and 2006 were $0 and $1,027,230, respectively.

NOTE 7.	OTHER BORROWINGS
Other borrowings consist of the following:

	December 31,
	2007	2006
Adjustable rate advance from Federal Home Loan Bank (5.45% at December 31, 2006) repaid in 2007	$—	$5,000,000
Adjustable rate advance from Federal Home Loan Bank (5.45% at December 31, 2006) repaid in 2007	—	5,000,000
Adjustable rate advance from Federal Home Loan Bank (5.45% at December 31, 2006) repaid in 2007	—	5,000,000

	$—	$15,000,000

At December 31, 2007, the Company had access to unused Federal Home Loan Bank advances of $15,241,000. These available lines were secured by certain qualifying loans of $20,707,687 and Federal Home Loan Bank stock of $1,041,800. At December 31, 2006, the advances from the Federal Home Loan Bank were secured by certain qualifying loans of $29,391,197 and Federal Home Loan Bank stock of $1,342,700.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	STOCK-BASED COMPENSATION

Stock Options
The Company has adopted a stock option plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. As of December 31, 2007, the plan provides for options to purchase 1,621,251 shares of the Company’s common stock.
Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price
Options outstanding, beginning of year	1,304,320	$5.46	1,403,008	$5.19	798,351	$3.39
Granted	137,067	14.60	89,167	8.75	713,859	6.93
Exercised	(122,813)	4.77	(130,806)	3.93	—	—
Forfeited	(25,299)	7.90	(57,049)	7.45	(109,201)	3.39

Options outstanding, end of year	1,293,275	6.45	1,304,320	5.46	1,403,008	5.19

Exercisable, end of year	829,562	5.07	723,516	4.46	394,716	3.63

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

	Years ended
	December 31,
	2007	2006
Dividend yield	0%	0%
Expected life	6.5 years	6.5 years
Risk-free interest rate	4.31% to 4.96%	4.29% to 4.95%
Expected volatility/weighed average expected volatility	24%	24%
At December 31, 2007 there was $766,572 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 2.79 years. The weighted average fair value of options granted in 2007 and 2006 was $5.26 and $3.21, respectively.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	STOCK-BASED COMPENSATION (Continued)

Stock Options (Continued)
Shares available for future stock option grants to employees under the existing plan were 327,977 at December 31, 2007. The aggregate intrinsic value of options outstanding at December 31, 2007 and 2006 was $11,060,883 and $6,963,404, respectively and the aggregate intrinsic value of options exercisable was $8,235,124 and $4,585,230 for these same periods. Total intrinsic value of options exercised was $1,269,905 and $898,290 for the years ended December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, the weighted average contractual life in years of outstanding stock options was 7.06 and 7.76 years, respectively.

NOTE 9.	KEY PERSON STOCK PURCHASE PLAN
In 2005, the Company established a key person stock purchase plan whereby the Board of Directors could identify key persons entitled to purchase shares of common stock at fair market value. Shares issued pursuant to this plan could be issued out of either (a) treasury shares of common stock, or (b) authorized but unissued shares of common stock which were not otherwise reserved for other purposes. During any consecutive 12-month period, the aggregate sales price or amount of shares of common stock sold pursuant to this plan could not exceed the greatest of (i) $1 million; (ii) 15% of the Company’s total assets (measured at the Company’s most recent balance sheet date); or (iii) 15% of the outstanding amount of the Company’s common stock (measured at the Company’s most recent balance sheet date); provided, however, that in no event could the aggregate sales price of the shares of common stock sold during any consecutive 12-month period pursuant to this plan exceed $5 million. As of August 15, 2006, 194,404 shares of common stock had been purchased under the plan. On August 15, 2006, the plan was terminated.

NOTE 10.	401(k) RETIREMENT PLAN
The Company has a 401(k) retirement covering substantially all employees. Contributions charged to expense for the years ended December 31, 2007, 2006, and 2005 amounted to $334,177, $246,920 and $0, respectively.

NOTE 11.	INCOME TAXES
The components of income tax expense are as follows:

	Years Ended December 31,
	2007	2006	2005
Current	$826,373	$689,257	$321,684
Deferred	(381,692)	(569,149)	(677,986)
Change in valuation allowance	(1,024,187)	(120,108)	356,302

Income tax expense	$(579,506)	$—	$—

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	INCOME TAXES (Continued)
The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2007	2006	2005
Tax provision at statutory federal rate	$501,691	$90,484	$(294,109)
State income taxes	(35,154)	(44,027)	(39,198)
Change in valuation allowance	(1,024,187)	(120,108)	356,302
Nondeductible expenses	40,566	51,033	19,622
Stock compensation	52,163	22,690	—
Tax free interest	(112,229)	(72)	—
Fair value of property contributed in excess of cost	—	—	(30,867)
Surtax exemption	—	—	(11,750)
Other	(2,356)	—	—

Income tax expense	$(579,506)	$—	$—

The components of deferred income taxes are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Loan loss reserves	$2,089,604	$1,672,965
Pre-opening expenses	50,778	102,736
Deferred loan fees	81,095	101,549
Securities available for sale	43,444	162,137
Contributions	—	39,812
Nonaccrual loan interest	31,257	—
Reserve for repossessed assets	55,953	—

	2,352,131	2,079,199

Deferred tax liabilities:
Depreciation	199,448	189,515

Valuation allowance	—	1,186,324

Net deferred taxes	$2,152,683	$703,360

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	EARNINGS (LOSSES) PER SHARE
Presented below is a summary of the components used to calculate basic and diluted earnings (losses) per common share:

	Years Ended December 31,
	2007	2006	2005
Basic earnings (losses) per share:
Weighted average common shares outstanding	12,124,152	11,770,479	7,095,891

Net income (loss)	$2,055,068	$266,131	$(865,027)

Basic earnings (losses) per share	$.17	$.02	$(0.12)

Diluted earnings (losses) per share:
Weighted average common shares outstanding	12,124,152	11,770,479	7,095,891
Net effect of the assumed exercise of stock Options based on the treasury stock method using average market prices for the year	765,001	512,353	—

Total weighted average common shares and common stock equivalents outstanding	12,889,153	12,282,832	7,095,891

Net income (loss)	$2,055,068	$266,131	$(865,027)

Diluted earnings (losses) per share	$.16	$.02	$(0.12)

NOTE 13.	COMMITMENTS AND CONTINGENCIES

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
The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2007	2006
Commitments to extend credit	$62,064,418	$67,460,136
Letters of credit	1,403,833	702,213

	$63,468,251	$68,162,349

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)
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
At December 31, 2007, the carrying amount of liabilities related to the Company’s obligation to perform under letters of credit was insignificant. The Company has not incurred any losses on letters of credit for the years ended December 31, 2007, 2006, and 2005.
In determining any required allowances for commitments to extend credit, the Company applies the same methodologies as applied to loans in determining the allowance for loan losses as disclosed in Note 1 to the financial statements. As of December 31, 2007 and 2006, there were no allowances deemed necessary for commitments to extend credit.
The Company guaranteed 110% of the debt of certain customers’ liabilities at another financial institution totaling $1,454,530 and $886,655 at December 31, 2007, and 2006, respectively. These guarantees represent the outstanding credit line balances of those customers funded by another financial institution. The Company incurred losses of $18,610, $2,303 and $1,650 as a result of these guaranteed debts for the years ended December 31, 2007, 2006, and 2005, respectively.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.
Employee Agreements
The Company has entered into employment agreements with certain of its officers with initial terms of five years that require annual salaries of $1,415,600. The agreements are automatically extended for an additional year on the initial termination date and each anniversary thereafter. The officers are entitled to receive annual salary increases and are eligible for incentives and performance bonuses as may be determined by the Company’s Board of Directors.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	CONCENTRATIONS OF CREDIT
The Company originates primarily commercial, residential and consumer loans to customers in Banks, Carroll, Habersham, Haralson, Heard, Jackson, Muscogee, Oconee and Whitfield and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.
The Company’s loan portfolio is concentrated in loans secured by real estate (86%), of which a substantial portion is secured by real estate located in the Company’s primary market areas. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.
The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital, or approximately $16,149,000.

NOTE 15.	REGULATORY MATTERS
The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2007, no amounts were available for dividend declaration without regulatory approval.
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. Management believes, as of December 31, 2007, the Company and Bank met all capital adequacy requirements to which they are subject.
As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	REGULATORY MATTERS (Continued)
The Company and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2007:
Total Capital to Risk Weighted Assets
Consolidated	$73,128	13.38%	$43,711	8%	$	N/A	N/A
Bank	$70,863	12.97%	$43,700	8%		$54,625	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$66,861	12.24%	$21,856	4%	$	N/A	N/A
Bank	$64,596	11.83%	$21,850	4%		$32,775	6%
Tier 1 Capital to Average Assets
Consolidated	$66,861	9.88%	$27,063	4%	$	N/A	N/A
Bank	$64,596	9.55%	$27,063	4%		$33,828	5%

As of December 31, 2006:
Total Capital to Risk Weighted Assets
Consolidated	$69,230	16.08%	$34,436	8%	$	N/A	N/A
Bank	$67,395	15.66%	$34,436	8%		$43,045	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$63,986	14.86%	$17,218	4%	$	N/A	N/A
Bank	$62,151	14.44%	$17,218	4%		$25,827	6%
Tier 1 Capital to Average Assets
Consolidated	$63,986	11.63%	$22,008	4%	$	N/A	N/A
Bank	$62,151	11.30%	$22,008	4%		$27,510	5%

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS
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

FGBC BANCSHARES, INC. AND SUBSIDIARY
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
Securities: Fair values for securities are based on available quoted market prices. The carrying value of restricted equity securities with no readily determinable fair value approximates fair value.
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
The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31,
	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks, interest bearing deposits in banks, and federal funds sold	$26,183,304	$26,183,304	$71,939,641	$71,939,641
Securities available for sale	80,731,983	80,731,983	70,114,808	70,114,808
Restricted equity securities	1,041,800	1,041,800	1,342,700	1,342,700
Loans	533,441,960	533,238,880	403,397,896	401,632,224
Accrued interest receivable	4,724,813	4,724,813	3,879,272	3,879,272

Financial liabilities:
Deposits	615,236,359	617,932,115	496,692,502	497,641,544
Securities sold under repurchase agreement	—	—	1,027,230	1,027,230
Other borrowings	—	—	15,000,000	15,000,000
Accrued interest payable	1,144,695	1,144,695	1,262,770	1,262,770

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	SUPPLEMENTAL FINANCIAL DATA
Components of other operating expenses in excess of 1% of revenue are as follows:

	Years Ended December 31,
	2007	2006	2005
Data processing	$1,198,749	$872,050	$556,567
Contributions	18,334	18,973	185,255
Directors fees	523,924	193,375	—

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION
The following parent company only financial information presents the condensed balance sheets as of December 31, 2007 and 2006, and statements of operations, and cash flows for the years ended December 31, 2007, 2006, and 2005:
CONDENSED BALANCE SHEETS

	2007	2006
Assets
Cash	$2,131,273	$1,845,606
Investment in subsidiary	64,525,511	61,723,681
Other assets	143,158	52,302

Total assets	$66,799,942	$63,621,589

Liabilities
Due to subsidiary	$—	—
Other liabilities	10,000	62,302

Total liabilities	10,000	62,302
Stockholders’ equity	66,789,942	63,559,287

Total liabilities and stockholders’ equity	$66,799,942	$63,621,589

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF OPERATIONS

	2007	2006	2005
Expenses:
Interest	$—	$—	$1,539
Stock compensation	—	—	106,138
Other operating expenses	350,821	136,851	84,921

Total expenses	350,821	136,851	192,598

Loss before income taxes	(350,821)	(136,851)	(192,598)

Income tax expense (benefit)	(193,377)	—	—

Loss before equity in income (loss) of subsidiary	(157,444)	(136,851)	(192,598)

Equity in income (loss) of subsidiary	2,212,512	402,982	(1,125,445)

Net income (loss)	$2,055,068	$266,131	$(1,318,043)

Earnings of the Bank prior to the acquisition by the Company amounted to $453,016 for 2005 and are included in the consolidated statement of operations.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	2007	2006	2005
OPERATING ACTIVITIES
Net income (loss)	$2,055,068	$266,131	$(1,318,043)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in (income) loss of subsidiary	(2,212,512)	(402,982)	1,125,445
Stock compensation	—	—	106,138
Net other operating activities	(143,159)	(11,000)	20,451

Net cash used in operating activities	(300,603)	(147,851)	(66,009)

INVESTING ACTIVITIES
Investment in subsidiary	—	(11,900,000)	(28,500,000)

Net cash used in investing activities	—	(11,900,000)	(28,500,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock	—	5,295,739	36,680,337
Proceeds from exercise of stock options	586,270	514,457	—
Purchase of fractional shares of common stock	—	(1,660)	(3,173)
Repayment of other borrowings	—	—	(26,500)

Net cash provided by financing activities	586,270	5,808,536	36,650,664

Net increase (decrease) in cash	285,667	(6,239,315)	8,084,655

Cash at beginning of year	1,845,606	8,084,921	266

Cash at end of year	$2,131,273	$1,845,606	$8,084,921

NOTE 19.	COMMON STOCK SPLIT
On February 21, 2008, the Company’s Board of Directors declared a 4-for-3 common stock split. All per share and stock option information has been restated to reflect the effects of the split.