Form 10-K, Exhibit 13
period 2008-12-31
FGBC Bancshares, Inc.
filed 2009-04-02
CIK 1360581

EXHIBIT 13
FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FGBC Bancshares, Inc.
Franklin, Georgia
We have audited the accompanying consolidated balance sheets of FGBC Bancshares, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the three years ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FGBC Bancshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FGBC Bancshares Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2009, expressed an unqualified opinion.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
March 12, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FGBC Bancshares, Inc.
Franklin, Georgia
We have audited FGBC Bancshares, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). FGBC Bancshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, FGBC Bancshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of FGBC Bancshares, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 12, 2009 expressed an unqualified opinion on those consolidated financial statements.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
March 12, 2009

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	2008	2007
Assets
Cash and due from banks	$8,858,796	$6,112,287
Interest-bearing deposits in banks	11,042,345	66,017
Federal funds sold	722,000	20,005,000
Securities available for sale, at fair value	71,764,629	80,731,983
Restricted equity securities, at cost	2,053,400	1,041,800

Loans	683,177,685	539,709,171
Less allowance for loan losses	11,013,996	6,267,211

Loans, net	672,163,689	533,441,960

Premises and equipment	37,898,122	34,286,994
Foreclosed assets	6,041,163	1,326,196
Other assets	10,841,477	7,621,273

Total assets	$821,385,621	$684,633,510

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$34,959,706	$31,526,232
Interest-bearing	702,131,988	583,710,127

Total deposits	737,091,694	615,236,359
Other borrowings	16,750,000	—
Other liabilities	1,730,132	2,607,209

Total liabilities	755,571,826	617,843,568

Stockholders’ equity
Common stock, par value $0; 100,000,000 shares authorized; 12,492,206 and 12,185,144 shares issued and outstanding, respectively	71,907,920	67,478,254
Accumulated deficit	(5,692,364)	(617,429)
Accumulated other comprehensive loss	(401,761)	(70,883)

Total stockholders’ equity	65,813,795	66,789,942

Total liabilities and stockholders’ equity	$821,385,621	$684,633,510

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Interest income:
Loans, including fees	$40,729,021	$41,969,780	$29,763,430
Taxable securities	3,136,147	3,219,131	2,034,072
Nontaxable securities	618,372	416,903	265
Federal funds sold	126,649	1,203,009	1,187,808
Other interest income	124,759	188,864	121,327

Total interest income	44,734,948	46,997,687	33,106,902

Interest expense:
Deposits	23,529,667	25,135,423	15,116,060
Other borrowings	478,208	57,963	720,378

Total interest expense	24,007,875	25,193,386	15,836,438

Net interest income	20,727,073	21,804,301	17,270,464
Provision for loan losses	8,914,368	2,353,244	2,740,843

Net interest income after provision for loan losses	11,812,705	19,451,057	14,529,621

Other income:
Service charges on deposit accounts	2,212,795	1,869,988	1,378,399
Mortgage origination fees	1,272,446	1,343,204	1,101,211
Net gain on sale of securities available for sale	726,419	33,851	—
Net gain on sale of premises and equipment	182,305	—	—
Other operating income	231,626	190,563	77,926

Total other income	4,625,591	3,437,606	2,557,536

Other expenses:
Salaries and employee benefits	13,382,578	12,830,241	10,716,964
Occupancy and equipment expenses	3,335,624	2,861,536	2,024,908
Other operating expenses	7,754,793	5,721,324	4,079,154

Total other expenses	24,472,995	21,413,101	16,821,026

Net income (loss) before income taxes	(8,034,699)	1,475,562	266,131

Income tax expense (benefit)	(2,959,764)	(579,506)	—

Net income (loss)	(5,074,935)	2,055,068	266,131

Basic earnings (losses) per share	$(0.41)	$0.17	$0.02

Diluted earnings (losses) per share	$(0.41)	$0.16	$0.02

Cash dividends per share	$—	$—	$—

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Net income (loss)	$(5,074,935)	$2,055,068	$266,131

Other comprehensive income (loss):
Reclassification adjustment for net gains on sales of securities included in net income, net of tax of $276,039, $12,863 and $0 respectively	(450,380)	(20,988)	—

Net unrealized holding gains on securities available for sale arising during period, net of tax benefit of $73,242, $30,580 and $0 respectively	119,502	376,781	476,217

Other comprehensive income (loss)	(330,878)	355,793	476,217

Comprehensive income (loss)	$(5,405,813)	$2,410,861	$742,348

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

				Accumulated
	Common Stock			Other	Total
		At Amount	Accumulated	Comprehensive	Stockholders’
	Shares	Paid In	Deficit	Loss	Equity

Balance, December 31, 2005	6,737,910	$60,783,189	$(2,938,628)	$(902,893)	$56,941,668
Net income	—	—	266,131	—	266,131
Stock compensation expense	—	66,735	—	—	66,735
5 for 4 stock split	1,684,478	—	—	—	—
Purchase of fractional shares	(115)	(1,660)	—	—	(1,660)
Issuance of common stock	526,371	5,295,739	—	—	5,295,739
Exercise of stock options	98,104	514,457	—	—	514,457
Other comprehensive income	—	—	—	476,217	476,217

Balance, December 31, 2006	9,046,748	66,658,460	(2,672,497)	(426,676)	63,559,287
Net income	—	—	2,055,068	—	2,055,068
Stock compensation expense	—	153,420	—	—	153,420
Exercise of stock options	92,110	586,270	—	—	586,270
4 for 3 stock split	3,046,286	—	—	—	—
Excess tax benefit from stock options exercised	—	80,104	—	—	80,104
Other comprehensive income	—	—	—	355,793	355,793

Balance, December 31, 2007	12,185,144	67,478,254	(617,429)	(70,883)	66,789,942
Net loss	—	—	(5,074,935)	—	(5,074,935)
Stock compensation expense	—	357,980	—	—	357,980
4 for 3 stock split	2,078	—	—	—	—
Purchase of fractional shares	(532)	(7,985)	—	—	(7,985)
Issuance of common stock	253,332	3,799,981	—	—	3,799,981
Exercise of stock options	52,184	279,690	—	—	279,690
Other comprehensive loss	—	—	—	(330,878)	(330,878)

Balance, December 31, 2008	12,492,206	$71,907,920	$(5,692,364)	$(401,761)	$65,813,795

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
OPERATING ACTIVITIES
Net income (loss)	$(5,074,935)	$2,055,068	$266,131
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,970,154	1,589,113	887,459
Amortization and accretion of securities	19,348	19,149	76,091
Provision for loan losses	8,914,368	2,353,244	2,740,843
Writedowns of foreclosed assets	1,185,528	148,275	—
Stock compensation expense	357,980	153,420	66,735
Deferred income taxes	(2,086,277)	(1,405,879)	(689,257)
Net (gain) on sale of securities available for sale	(726,419)	(33,851)	—
Net (gain) loss on sale of foreclosed assets	216,840	216,473	(9,200)
Net (gain) loss on sale of premises and equipment	(182,305)	(43,147)	25,237
Increase (decrease) in income taxes payable	(1,199,487)	(824,380)	660,754
Excess tax benefit from stock options exercised	—	(80,104)	—
(Increase) decrease in interest receivable	844,529	(845,541)	(2,043,599)
Increase (decrease) in interest payable	(191,607)	(118,075)	803,407
Net other operating activities	(1,869,289)	558,343	727,027

Net cash provided by operating activities	2,178,428	3,742,108	3,511,628

INVESTING ACTIVITIES
Net (increase) decrease in interest bearing deposits in banks	(10,976,328)	11,162,035	(11,164,145)
Purchases of securities available for sale	(48,099,626)	(44,124,181)	(52,439,052)
Proceeds from maturities of securities available for sale	10,090,611	28,671,358	22,539,854
Proceeds from sales of securities available for sale	47,149,764	5,162,699	—
(Purchases) redemptions of restricted equity securities	(1,011,600)	300,900	(528,800)
Net (increase) decrease in federal funds sold	19,283,000	33,363,000	(47,252,000)
Net increase in loans	(154,422,127)	(135,390,668)	(145,972,890)
Purchase of premises and equipment	(6,417,974)	(8,978,454)	(14,845,236)
Proceeds from sale of foreclosed assets	972,519	1,462,937	276,663
Proceeds from sale of premises and equipment	1,018,997	217,088	42,060
Additions to other real estate owned	303,824	(3,125)	(25,673)

Net cash used in investing activities	(142,108,940)	(108,156,411)	(249,369,219)

FINANCING ACTIVITIES
Net increase in deposits	121,855,335	118,543,857	237,900,925
Net increase in (repayments of) other borrowings	16,750,000	(15,000,000)	5,000,000
Net increase (decrease) in federal funds purchased and repurchase agreements	—	(1,027,230)	1,027,230
Excess tax benefit from stock options exercised	—	80,104	—
Proceeds from sale of common stock	3,799,981	—	5,295,739
Proceeds from exercise of stock options	279,690	586,270	514,457
Purchase of fractional shares of common stock	(7,985)	—	(1,660)

Net cash provided by financing activities	142,677,021	103,183,001	249,736,691

Net increase (decrease) in cash and due from banks	2,746,509	(1,231,302)	3,879,100

	2008	2007	2006
Cash and due from banks, beginning of period	6,112,287	7,343,589	3,464,489

Cash and due from banks, end of period	$8,858,796	$6,112,287	$7,343,589

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during period for:
Interest	$24,282,364	$25,505,142	$15,216,081
Income taxes	$336,000	$1,650,753	$28,503

NONCASH TRANSACTIONS
Financed sales of foreclosed assets	$1,354,337	$61,711	$117,500
Loans transferred to foreclosed assets	$8,140,367	$3,055,071	$822,012
See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
FGBC Bancshares, Inc. (the “Company”) is a bank holding company formed in 2004 whose principal activity is the ownership and management of its wholly-owned subsidiary, First Georgia Banking Company (the “Bank”). The Bank is a commercial bank with locations in Homer (Banks County), Carrollton and Villa Rica (Carroll County), Lake Oconee (Green County), Cornelia (Habersham County), Bremen (Haralson County), Franklin (Heard County), Commerce and Jefferson (Jackson County), Columbus (Muscogee County), Athens (Oconee County) and Dalton (Whitfield County), Georgia. The Company provides a full range of banking services in its primary market areas of the adjacent areas or parts thereof.
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
Cash, Due from Banks and Cash Flows
For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest bearing deposits in banks, loans, federal funds sold/purchased, deposits and other borrowings are reported net.
The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances were approximately $0 and $392,000 at December 31, 2008 and 2007, respectively.
Securities
Securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Restricted equity securities consist of Federal Home Loan Bank stock which is reported at cost. The Company amortizes premiums and accretes discounts on securities using the straight-line method over the expected life of the security. The difference in recorded interest by using this method has not resulted in a material difference as compared to the interest method. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects

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
The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on a periodic evaluation. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and may require us to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
Management determines the allowance for loan loss by first dividing the loan portfolio into two major categories: (1) satisfactory and past due loans, which are accounted for under Statement of Financial Accounting Standard (“SFAS”) No. 5, Accounting for Contingencies, and (2) impaired loans, which are accounted for under SFAS No. 114, Accounting by Creditors for Impairment of a Loan. For purposes of evaluation, satisfactory and past due loans are further segmented into the following categories: commercial and government guaranteed loans, commercial 1-4 family construction and acquisition and development projects, consumer residential real estate and other consumer loans. Pursuant to guidance set forth in SFAS No. 5, management uses a moving average three year net loan charge off/recovery experience rate (net charge off percentage of total loans) with more weight given to the most recent year for these segments in the loan portfolio. Loan loss reserves are calculated primarily based upon this historical loss experience by segment and adjusted for qualitative factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, changes in levels of non-performing loans, significant shifts in real estate values, changes in levels of collateralization, trends in staff lending experience and turnover, loan concentrations and current economic

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Allowance for Loan Losses (continued)
conditions that may affect the borrower’s ability to pay. For example, because of the recent increase in the level of our non-performing loans and general decline in real estate values management has increased its qualitative economic and environmental factors in our SFAS No. 5 calculation.
Under SFAS No. 114 guidance, a loan is generally classified as impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. A large part of the loans are collateral dependent, which has caused larger impairment amounts to be included in our allowance for loan losses due to recent declines in real estate values. Loans continue to be classified as impaired until they are brought fully current and the collection of scheduled interest and principal is reasonably assured. Impaired loans with balances in excess of $50,000 are evaluated individually, while impaired loans with balances of $50,000 or less are evaluated as a group.
The allocation of the allowance to the respective loan categories is an approximation and not necessarily indicative of future losses. The entire allowance is available to absorb losses occurring in the loan portfolio. Management regularly monitors trends with respect to non-accrual, restructured and potential problems loans. Subsequent negative changes in these loans have led management to increase its environmental adjustment in the allowance for loan loss to accommodate these trends.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets.

Land improvements	10-15 years
Buildings	30-40 years
Equipment	3-10 years
Foreclosed Assets
Assets acquired through loan foreclosure or repossession (primarily real estate and vehicles) are initially recorded at fair value less estimated cost to sell at the date of foreclosure. We determine fair value based upon the lowest of the following three methods: (1) independently observed market prices; (2) appraised values; or (3) management’s estimation of the value of the property. Any write-downs based on the asset’s fair value on the date of acquisition is charged to the allowance for loan losses. In the event that foreclosed real estate is incomplete at the time of foreclosure, it is held for sale and initially recorded at fair value as obtained from a current appraisal less estimated costs to complete and sell. We will obtain an “as-completed” appraisal and capitalize costs associated with completion up to this value, less selling costs, in accordance with generally accepted accounting procedures. For the year ended December 31, 2008 we charged down $497,436 at the time of foreclosure.
After foreclosure, valuations are periodically performed and the assets are carried at the lower of the carrying or fair value, less estimated cost to sell. Costs incurred in maintaining foreclosed assets and subsequent write-downs based on updated valuations of the property are included in

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Foreclosed Assets (continued)
other operating expenses. Management believes that the carrying value of foreclosed assets at December 31, 2008 is reasonable.
Income Taxes
Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance for deferred tax assets is required when it more likely than not that some portion or all of the deferred tax assets will not be realized in the near term. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.
Earnings (Losses) Per Share
Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares outstanding and dilutive potential common shares. Potential common shares consist of stock options and are determined using the treasury stock method. For the year ended December 31, 2008, potential common shares were anti-dilutive and not included in the computation of diluted earnings per share.
On February 21, 2008, the Company’s Board of Directors declared a 4-for-3 common stock split. All per share and stock option information has been restated to reflect the effects of the split.
Stock-Based Compensation
At December 31, 2008, the Company has a stock-based employee compensation plan which is more fully described in Note 8 of the consolidated financial statements. Under this plan, the Company recognized expense of $357,980, $153,420 and $66,735 for the years ended December 31, 2008, 2007 and 2006, respectively
Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2007 and 2006 consists of compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R).
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The Company had $80,104 of cash flows resulting from excess tax benefits in 2007. There were no excess tax benefits related to stock options exercised during 2008.

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
Private Placement Offering
On May 12, 2008, the Company commenced a private placement of up to 1,666,666 shares of common stock. The price per share in the offering was $15.00 and the total offering price was $25 million. The shares were sold on the Company’s behalf on a “best efforts” basis by its directors and executive officers to selected accredited investors. No commissions were paid. The shares offered had not been registered under the Securities Act and weren’t offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The offering was conducted in a manner designed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Act and Rule 506 promulgated thereunder. The Company sold 253,332 shares pursuant to this offering through December 31, 2008.
Recent Accounting Pronouncements
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
In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51. The Statement establishes new accounting and reporting standards for the noncontrolling interest (formerly referred to as minority interests) in a subsidiary and for the deconsolidation of a subsidiary. Statement No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and early adoption is prohibited. The Company currently does not have any noncontrolling interests and is evaluating the impact the adoption of this statement will have on the accounting for future business combinations.
Reclassification
Certain items on the balance sheet for the period ended December 31, 2007 have been reclassified to be consistent with the classifications adopted for the period ended December 31, 2008. These reclassifications have not changed total assets as previously reported.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE
The amortized cost and fair value of securities available with gross unrealized gains and losses for sale are summarized as follows and on the following page:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2008:
U.S. Government sponsored agency securities	$20,478,647	$647,993	$—	$21,126,640
Mortgage-backed securities	34,199,020	696,568	(76,228)	34,819,360
State, county and municipals	15,187,226	2,170	(1,648,137)	13,541,259
Corporate securities	2,547,738	7,500	(277,868)	2,277,370

	$72,412,631	$1,354,231	$(2,002,233)	$71,764,629

December 31, 2007:
U.S. Government sponsored agency securities	$30,173,685	$335,021	$(18,618)	$30,490,088
Mortgage-backed securities	32,714,986	77,262	(158,763)	32,633,485
State, county and municipals	15,381,303	—	(341,173)	15,040,130
Corporate securities	2,576,336	10,646	(18,702)	2,568,280

	$80,846,310	$422,929	$(537,256)	$80,731,983

Securities with a carrying value of $20,744,709 and $43,828,763 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2008, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2008 table above, 31 of 64 securities purchased from U.S. Government agencies and Government sponsored corporations, mortgage-backed securities, state and political subdivisions and corporate securities contained unrealized losses. As management has the ability and intent to hold these securities to maturity, or the foreseeable future, and because of acceptable investment grades on each security, these unrealized losses are considered temporary.
The tables on the following page show the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (continued)

	December 31, 2008
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Description of Securities
U.S. Government sponsored agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	6,336,827	(73,011)	971,055	(3,217)	7,307,882	(76,228)
State, county and municipals	12,365,148	(1,492,817)	888,316	(155,320)	13,253,464	(1,648,137)
Corporate securities	1,269,870	(277,868)	—	—	1,269,870	(277,868)

Total temporarily impaired securities	$19,971,845	$(1,843,696)	$1,859,371	$(158,537)	$21,831,21	6 $(2,002,233)

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Description of Securities
U.S. Government sponsored agencies	$—	$—	$4,724,448	$(18,618)	$4,724,448	$(18,618)
Mortgage-backed securities	6,535,438	(17,285)	11,731,101	(141,478)	18,266,539	(158,763)
State, county and municipals	14,138,153	(332,882)	901,977	(8,291)	15,040,130	(341,173)
Corporate securities	1,007,500	(18,702)	—	—	1,007,500	(18,702)

Total temporarily impaired securities	$21,681,091	$(368,869)	$17,357,526	$(168,387)	$39,038,617	$(537,256)

The amortized cost and fair value of debt securities as of December 31, 2008 by contractual maturity are shown on the following page. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

					Amortized	Fair
					Cost	Value
Due in less than one year					$—	$—
Due from one to five years					2,000,000	2,023,710
Due from five to ten years					11,407,738	11,719,691
After ten years					24,805,873	23,201,868
Mortgage-backed securities					34,199,020	34,819,360

					$72,412,631	$71,764,629

Sales of securities available for sale were as follows:

	2008	2007	2006
Proceeds	$47,149,764	$5,162,699	$—
Gross gains	752,075	33,851	—
Gross losses	(25,656)	—	—

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS
The composition of loans is summarized as follows:

	December 31,
	2008	2007
Commercial and industrial	$49,640,782	$47,362,775
Real estate — construction	202,523,075	163,206,168
Real estate — mortgage	402,843,487	299,218,661
Installment loans to individuals	28,367,914	30,136,470

	683,375,258	539,924,074
Deferred loan fees and costs	(197,573)	(214,903)
Allowance for loan losses	(11,013,996)	(6,267,211)

Loans, net	$672,163,689	$533,441,960

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2008	2007	2006
Balance, beginning of year	$6,267,211	$5,244,200	$3,193,806
Provision for loan losses	8,914,368	2,353,244	2,740,843
Loans charged off	(4,245,515)	(1,388,685)	(750,093)
Recoveries of loans previously charged off	77,932	58,452	59,644

Balance, end of year	$11,013,996	$6,267,211	$5,244,200

The total recorded investment in impaired loans, consisting primarily of loans on nonaccrual status, was $41,536,000 and $2,599,666 at December 31, 2008 and 2007, respectively. The Company had $2,910,612 and $406,184 of related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan as of December 31, 2008 and 2007, respectively. Nonaccrual loans totaled $36,861,359 at December 31, 2008. The average recorded investment in impaired loans for 2008 and 2007 was $10,878,804 and $1,153,702, respectively. No accrued interest on nonaccrual loans had been recognized for the years ended December 31, 2008, 2007, and 2006. There were no loans past due ninety days or more and still accruing interest at December 31, 2008 or 2007.
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2008 are as follows:

Balance, beginning of year	$14,479,957
Advances	5,030,913
Repayments	(3,960,037)
Changes in related parties	569,883

Balance, end of year	$16,120,716

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	FORECLOSED ASSETS
A summary of foreclosed assets are presented as follows:

	Years Ended December 31,
	2008	2007
Balance, beginning of year	$1,326,196	$462,722
Additions	8,140,367	3,055,196
Disposals	(972,519)	(1,462,938)
Internally financed sales	(1,354,337)	(61,711)
Capitalized costs	303,824	3,125
Writedowns and losses	(1,402,368)	(670,073)

Balance, end of year	$6,041,163	$1,326,196

Expenses applicable to foreclosed assets include the following:

	Years Ended December 31,
	2008	2007	2006
Net loss (gain) on sales	$216,840	$216,473	$(9,200)
Writedowns	1,185,528	148,275	—
Operating expenses, net of rental income	(9,144)	—	—

	$1,393,224	364,748	(9,200)

NOTE 5.	PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

	December 31,
	2008	2007
Land and land improvements	$8,915,260	$7,676,883
Buildings	24,574,243	18,429,720
Construction and equipment installation in progress, estimated cost to complete $610,529	2,172,629	4,955,956
Equipment	6,951,300	6,103,869

	42,613,432	37,166,428
Accumulated depreciation	(4,715,310)	(2,879,434)

	$37,898,122	$34,286,994

Construction and equipment installation in progress at December 31, 2008 represents the amount paid towards construction of a permanent facility and purchase of related equipment for our Athens (Oconee County) location. Interest costs capitalized as part of the cost of premises and equipment totaled $82,882, $193,681, and $183,050 for the years ended December 31, 2008, 2007, and 2006, respectively.
Leases
The Company has entered into various operating lease agreements for temporary branch office facilities. The Company is generally responsible for insurance and maintenance of the properties. Total rental and temporary office expenses amounted to $198,562, $325,313, and $414,337 for the years ended December 31, 2008, 2007, and 2006, respectively.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT (continued)
Leases (continued)
Future minimum rental commitments under these leases at December 31, 2008 are as follows

2009	$43,420
2010	30,000
2011	12,500

$85,920

NOTE 6.	DEPOSITS
The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2008 and 2007 was $236,317,569 and $194,364,625, respectively. Total brokered time deposits at December 31, 2008 and 2007 were $88,107,806 and $37,218,556, respectively. The Company participates in the Certificate of Deposit Account Registry Service (CDARS) reciprocal program with balances of $34,578,804 placed as of December 31, 2008 and $24,305,556 as of the same period for 2007. The scheduled maturities of time deposits at December 31, 2008 are as follows:

2009	$413,300,440
2010	47,446,280
2011	18,095,334
2012	6,708,703
2013	6,983,105

$492,533,862

Overdraft demand deposits reclassified to loans totaled $126,043 and $133,699 at December 31, 2008 and 2007, respectively.

NOTE 7.	OTHER BORROWINGS
Other borrowings consist of the following advances from the Federal Home Loan Bank:

	December 31,
	2008	2007
Fixed rate credit at 2.95% due March 23, 2011	$5,000,000	$—
Fixed rate credit at 4.055% due July 31, 2012	1,750,000	—
Fixed rate credit at 3.47% due March 23, 2013	5,000,000	—
Fixed rate credit at 3.83% due March 23, 2015	5,000,000	—

	$16,750,000	—

At December 31, 2008, the Company had access to unused Federal Home Loan Bank advances of $7,654,000. These available lines were secured by certain qualifying loans of $38,286,000 and Federal Home Loan Bank stock of $2,053,400. Available federal funds lines totaled $35,000,000 at December 31, 2008.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	STOCK-BASED COMPENSATION
Stock Options
The Company has adopted a stock option plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. As of December 31, 2008 the plan provides for a total of 1,552,232 options to purchase common shares of the Company.
Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2008		2007		2006
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price
Options outstanding, beginning of year	1,293,275	$6.45	1,304,320	$5.46	1,403,008	$5.19
Granted	55,167	15.00	137,067	14.60	89,167	8.75
Exercised	(69,018)	4.78	(122,813)	4.77	(130,806)	3.93
Forfeited	(19,685)	7.44	(25,299)	7.90	(57,049)	7.45

Options outstanding, end of year	1,259,739	6.90	1,293,275	6.45	1,304,320	5.46

Exercisable, end of year	999,277	5.86	829,562	5.07	723,516	4.46

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

	Years ended December 31,
	2008		2007		2006
Dividend yield		0%		0%		0%
Expected life	6.5	years	6.5	years	6.5	years
Risk-free interest rate		2.9%		4.31 to 4.96%		4.29 to 4.95%
Expected volatility/weighted average expected volatility		24%		24%		24%
At December 31, 2008 there was $655,039 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 2.23 years. The weighted average fair value of options granted in 2008, 2007 and 2006 was $4.73, $5.26 and $3.21 respectively.
Shares available for future stock option grants to employees under the existing plan were 292,493 at December 31, 2008. The aggregate intrinsic value of options outstanding at December 31, 2008, 2007 and 2006 was $10,206,531, $11,060,883 and $6,963,404, respectively

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	STOCK-BASED COMPENSATION (continued)
Stock Options (continued)
and the aggregate intrinsic value of options exercisable was $9,138,188, $8,235,124 and $4,585,230 for these same periods.
Total intrinsic value of options exercised was $723,639, $1,269,905 and $898,290 for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008 and 2007, the weighted average contractual life in years of outstanding stock options was 6.09 and 7.06 years, respectively.

NOTE 9.	401(k) RETIREMENT PLAN
The Company has a 401(k) retirement plan covering substantially all employees. Contributions charged to expense for the years ended December 31, 2008, 2007, and 2006 amounted to $320,978, $334,177 and $246,920, respectively.

NOTE 10.	INCOME TAXES
The components of income tax expense are as follows:

	Years Ended December 31,
	2008	2007	2006
Current	$(873,487)	$826,373	$689,257
Deferred	(2,086,277)	(381,692)	(569,149)
Change in valuation allowance	—	(1,024,187)	(120,108)

Income tax benefit	$(2,959,764)	$(579,506)	$—

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2008	2007	2006
Tax provision at statutory federal rate	$(2,731,797)	$501,691	$90,484
State income taxes	(220,198)	(35,154)	(44,027)
Change in valuation allowance	—	(1,024,188)	(120,108)
Nondeductible expenses	46,578	40,566	51,033
Stock compensation	121,713	52,163	22,690
Tax free interest	(176,060)	(112,229)	(72)
Other	—	(2,355)	—

Income tax expense	$(2,959,764)	$(579,506)	$—

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	INCOME TAXES (continued)
The components of deferred income taxes are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Loan loss reserves	$3,987,288	$2,089,604
Pre-opening expenses	7,370	50,778
Deferred loan fees	74,555	81,095
Securities available for sale	246,241	43,444
Contributions	3,598	—
Nonaccrual loan interest	45,086	31,257
Reserve for repossessed assets	431,141	55,953

	4,795,279	2,352,131

Deferred tax liabilities:
Depreciation	353,522	199,448

Net deferred taxes	$4,441,757	$2,152,683

As of December 31, 2008 the Company did not record a valuation allowance based upon projections that indicate the Company’s ability to realize the net deferred tax asset within three years.

NOTE 11.	EARNINGS (LOSSES) PER SHARE
Presented below is a summary of the components used to calculate basic and diluted earnings (losses) per common share:

	Years Ended December 31,
	2008	2007	2006
Basic earnings (losses) per share:
Weighted average common shares outstanding	12,297,893	12,124,152	11,770,479

Net income (loss)	$(5,074,935)	$2,055,068	$266,131

Basic earnings (losses) per share	$(.41)	$.17	$.02

Diluted earnings (losses) per share:
Weighted average common shares outstanding	12,297,893	12,124,152	11,770,479
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	—	765,001	512,353

Total weighted average common shares and common stock equivalents outstanding	12,297,893	12,889,153	12,282,832

Net income (loss)	$(5,074,935)	$2,055,068	$266,131

Diluted earnings (losses) per share	$(.41)	$.16	$.02

For the year ended December 31, 2008, potential common shares totaling 722,322 were anti-dilutive and not included in the computation of diluted earnings per share.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	COMMITMENTS AND CONTINGENCIES
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
The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2008	2007
Commitments to extend credit	$52,381,387	$62,064,418
Letters of credit	957,485	1,403,833

	$53,338,872	$63,468,251

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
At December 31, 2008, the carrying amount of liabilities related to the Company’s obligation to perform under letters of credit was insignificant. The Company has not incurred any credit losses on letters of credit for the years ended December 31, 2008, 2007, and 2006.
In determining any required allowances for commitments to extend credit, the Company applies the same methodologies as applied to loans in determining the allowance for loan losses as disclosed in Note 1 to the financial statements. As of December 31, 2008 and 2007, there were no allowances deemed necessary for commitments to extend credit.
The Company guaranteed 110% of the debt of certain customers’ liabilities at another financial institution totaling $1,412,730 and $1,454,530 at December 31, 2008, and 2007, respectively.
These guarantees represent the outstanding credit line balances of those customers funded by another financial institution. The Company incurred losses of $55,519, $18,610 and $2,303 as a result of these guaranteed debts for the years ended December 31, 2008, 2007, and 2006, respectively.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	COMMITMENTS AND CONTINGENCIES (continued)
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.
Employee Agreements
The Company has entered into employment agreements with certain of its officers with initial terms of three to five years that require annual salaries of $2,158,022. The agreements are automatically extended for an additional year on the initial termination date and each anniversary thereafter. The officers are entitled to receive annual salary increases and are eligible for incentives and performance bonuses as may be determined by the Company’s Board of Directors.

NOTE 13.	CONCENTRATIONS OF CREDIT
The Company originates primarily commercial, residential and consumer loans to customers in Banks, Carroll, Green, Habersham, Haralson, Heard, Jackson, Muscogee, Oconee and Whitfield and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.
The Company’s loan portfolio is concentrated in loans secured by real estate (89%), of which a substantial portion is secured by real estate in the Company’s primary market areas. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.
The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital, or approximately $16,443,000.

NOTE 14.	REGULATORY MATTERS
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Company is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2008, no dividends were available for declaration without regulatory approval.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. As of December 31, 2008, the Company disallowed approximately $2,878,000 of deferred tax assets in its capital computations. For regulatory capital calculations, regulatory guidelines limit the recognition of deferred tax assets to amounts that can be recovered in open carry-back years and taxes that

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	REGULATORY MATTERS (continued)
are expected to be paid in the next twelve months. Management believes, as of December 31, 2008, the Company and Bank met all capital adequacy requirements to which they are subject.
As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.
The Company and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2008:
Total Capital to Risk Weighted Assets
Consolidated	$71,777	10.67%	$53,804	8%	$	N/A	N/A
Bank	$70,932	10.55%	$53,790	8%		$67,237	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$63,338	9.42%	$26,902	4%	$	N/A	N/A
Bank	$62,495	9.29%	$26,895	4%		$40,342	6%
Tier 1 Capital to Average Assets
Consolidated	$63,338	7.65%	$33,099	4%	$	N/A	N/A
Bank	$62,495	7.55%	$33,099	4%		$41,374	5%

As of December 31, 2007:
Total Capital to Risk Weighted Assets
Consolidated	$73,128	13.38%	$43,711	8%	$	N/A	N/A
Bank	$70,863	12.97%	$43,700	8%		$54,625	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$66,861	12.24%	$21,856	4%	$	N/A	N/A
Bank	$64,596	11.83%	$21,850	4%		$32,775	6%
Tier 1 Capital to Average Assets
Consolidated	$66,861	9.88%	$27,063	4%	$	N/A	N/A
Bank	$64,596	9.55%	$27,063	4%		$33,828	5%

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS
In September 2006 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but applies under other accounting pronouncements. FASB previously concluded in such accounting pronouncements that fair value is the relevant measurement attribute.
The Company adopted the provisions of SFAS No. 157 on January 1, 2008. In February 2008 the FASB issued Staff Position No. FAS 157-2, which permits delayed application of the provisions of SFAS 157 to nonfinancial assets and nonfinancial liabilities that are recognized or

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
disclosed at fair value in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. Since the Company has elected to delay application of the provisions of SFAS No. 157 to nonfinancial assets and liabilities in scope of this staff position, the information disclosed below does not consider the impact that SFAS No. 157 would have on such nonfinancial assets and liabilities. The major categories of assets and liabilities that are recognized or disclosed at fair value, for which the provisions of SFAS No. 157 have not been applied, include reporting units measured at fair value in the first step of a goodwill impairment test under SFAS No. 142 and nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS No. 144.
SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 — Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.
Level 3 — Generated from model-based techniques that use at least one significant assumption based on unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
In February, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. SFAS No. 159 allows companies to report selected financial assets and liabilities at fair value. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately on the balance sheet. While SFAS No. 159 became effective for the Company beginning January 1, 2008, the Company has not elected the fair value option that is offered by this statement.
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Securities Available for Sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.
Impaired Loans: Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, (SFAS No. 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.
Foreclosed Assets: Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.
The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets
Available for sale investment securities	$—	$71,764,629	$—	$71,764,629

Total assets at fair value	$—	$71,764,629	$—	$71,764,629

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. Generally Accepted Accounting Principles. These include assets that are measured at the lower of cost or fair value. The table below presents the Company’s assets measured at fair value on a nonrecurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets

Impaired loans	$—	$6,765,601	$31,859,787	$38,625,388
Foreclosed assets	—	840,742	5,200,421	6,041,163

Total assets at fair value	$—	$7,606,343	$37,060,208	$44,666,551

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.
Cash, Due From Banks, Interest Bearing Deposits in Banks and Federal Funds Sold: The carrying amounts of cash, due from banks, interest bearing deposits in banks and federal funds sold approximate fair values.
Securities: Fair values for securities are based on available quoted market prices.
Restricted Equity Securities: The carrying value of restricted equity securities with no readily determinable fair value approximates fair value.
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
Other Borrowings: The fair value of fixed rate borrowings is based on discounted contractual cash flows using interest rates currently offered for debt with similar terms.
Accrued Interest: The carrying amount of accrued interest approximates fair value.
The carrying amount and estimated fair value of the Company’s financial instruments were as shown on the following page:

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

	December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks, interest bearing deposits in banks, and federal funds sold	$20,623,141	$20,623,141	$26,183,304	$26,183,304
Securities available for sale	71,764,629	71,764,629	80,731,983	80,731,983
Restricted equity securities	2,053,400	2,053,400	1,041,800	1,041,800
Loans	672,163,689	667,130,139	533,441,960	533,238,880
Accrued interest receivable	3,880,284	3,880,284	4,724,813	4,724,813

Financial liabilities:
Deposits	737,091,694	741,079,357	615,236,359	617,932,115
Other borrowings	16,750,000	17,010,059	—	—
Accrued interest payable	953,088	953,088	1,144,695	1,144,695

NOTE 16.	SUPPLEMENTAL FINANCIAL DATA
Components of other operating expenses in excess of 1% of revenue are as follows:

	Years Ended December 31,
	2008	2007	2006
Data processing	$1,512,379	$1,198,749	$872,050
Write downs on foreclosed assets	1,185,528	148,275	—
Director fees	581,123	523,924	193,375
FDIC insurance	501,160	300,012	36,900

NOTE 17.	PARENT COMPANY FINANCIAL INFORMATION
The following parent company only financial information presents the condensed balance sheets as of December 31, 2008 and 2007, and statements of operations, and cash flows for the years ended December 31, 2008, 2007, and 2006:
CONDENSED BALANCE SHEETS

	2008	2007
Assets
Cash	$729,263	$2,131,273
Investment in subsidiary	64,971,194	64,525,511
Other assets	173,336	143,158

Total assets	$65,873,793	$66,799,942

Liabilities
Other liabilities	$59,998	$10,000

Stockholders’ equity	65,813,795	66,789,942

Total liabilities and stockholders’ equity	$65,873,793	$66,799,942

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	PARENT COMPANY FINANCIAL INFORMATION (continued)
CONDENSED STATEMENTS OF OPERATIONS

	2008	2007	2006
Expenses:
Other operating expenses	$438,061	$350,821	$136,851

Loss before income tax benefit	(438,061)	(350,821)	(136,851)
Income tax benefit	(165,306)	(193,377)	—

Loss before equity in income (loss) of subsidiary	(272,755)	(157,444)	(136,851)
Equity in income (loss) of subsidiary	(4,802,180)	2,212,512	402,982

Net income (loss)	$(5,074,935)	$2,055,068	$266,131

CONDENSED STATEMENTS OF CASH FLOWS

	2008	2007	2006
OPERATING ACTIVITIES
Net income (loss)	$(5,074,935)	$2,055,068	$266,131
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in (income) loss of subsidiary	4,802,180	(2,212,512)	(402,982)
Stock compensation	—	—	—
Net other operating activities	19,819	(143,159)	(11,000)

Net cash used in operating activities	(252,936)	(300,603)	(147,851)

INVESTING ACTIVITIES
Investment in subsidiary	(5,220,760)	—	(11,900,000)

Net cash used in investing activities	(5,220,760)	—	(11,900,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock	3,799,981	—	5,295,739
Proceeds from exercise of stock options	279,690	586,270	514,457
Purchase of fractional shares of common stock	(7,985)	—	(1,660)

Net cash provided by financing activities	4,071,686	586,270	5,808,536

Net increase (decrease) in cash	(1,402,010)	285,667	(6,239,315)
Cash at beginning of year	2,131,273	1,845,606	8,084,921

Cash at end of year	$729,263	$2,131,273	$1,845,606

NOTE 18.	SUBSEQUENT EVENTS
     Subsequent to December 31, 2008, the Company’s shareholders voted to amend the Company’s articles of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as the board may determine. The Company has also applied for participation in the U.S. Department of Treasury’s voluntary Capital Purchase Program for total proceeds of up to 3% of risk-weighted assets, or approximately $20.5 million. There is no assurance that the Company’s application will be approved or that it will satisfy all the conditions necessary to participate in the program.