Form 10-K, Exhibit 13
period 2009-12-31
FGBC Bancshares, Inc.
filed 2010-04-15
CIK 1360581

EXHIBIT 13
FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FGBC Bancshares, Inc.
Franklin, Georgia
We have audited the accompanying consolidated balance sheets of FGBC Bancshares, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the three years ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FGBC Bancshares, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations due to the economic downturn, which has resulted in declining levels of capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FGBC Bancshares Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated April 14, 2010, expressed an unqualified opinion.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
April 14, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FGBC Bancshares, Inc.
Franklin, Georgia
We have audited FGBC Bancshares, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). FGBC Bancshares, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, FGBC Bancshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of FGBC Bancshares, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated April 14, 2010 expressed an unqualified opinion with explanatory paragraph related to going concern considerations on those consolidated financial statements.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
April 14, 2010

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
Assets

Cash and due from banks	$15,752,900	$8,858,796
Interest-bearing deposits in banks	68,547,359	11,042,345
Federal funds sold	—	722,000
Securities available-for-sale, at fair value	44,955,347	71,764,629
Restricted equity securities, at cost	2,694,000	2,053,400

Loans	612,213,063	683,177,685
Less allowance for loan losses	12,879,081	11,013,996

Loans, net	599,333,982	672,163,689

Premises and equipment	37,045,578	37,898,122
Foreclosed assets	13,740,602	6,041,163
Accrued interest receivable	2,929,608	3,880,284
Other assets	7,201,231	6,961,193

Total assets	$792,200,607	$821,385,621

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$37,663,983	$34,959,706
Interest-bearing	697,125,137	702,131,988

Total deposits	734,789,120	737,091,694
Other borrowings	22,000,000	16,750,000
Accrued interest payable	531,655	953,088
Other liabilities	502,237	777,044

Total liabilities	757,823,012	755,571,826

Stockholders’ equity
Preferred stock, par value $0; 10,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, par value $0; 100,000,000 shares authorized; 13,993,233 and 12,492,206 shares issued and outstanding, respectively	77,440,952	71,907,920
Accumulated deficit	(42,741,631)	(5,692,364)
Accumulated other comprehensive loss	(321,726)	(401,761)

Total stockholders’ equity	34,377,595	65,813,795

Total liabilities and stockholders’ equity	$792,200,607	$821,385,621

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
Interest income:
Loans, including fees	$36,530,624	$40,729,021	$41,969,780
Taxable securities	1,901,410	3,136,147	3,219,131
Nontaxable securities	528,717	618,372	416,903
Federal funds sold	15,767	126,649	1,203,009
Other interest income	223,146	124,759	188,864

Total interest income	39,199,664	44,734,948	46,997,687

Interest expense:
Deposits	17,571,722	23,529,667	25,135,423
Other borrowings	518,907	478,208	57,963

Total interest expense	18,090,629	24,007,875	25,193,386

Net interest income	21,109,035	20,727,073	21,804,301
Provision for loan losses	32,170,357	8,914,368	2,353,244

Net interest income (loss) after provision for loan losses	(11,061,322)	11,812,705	19,451,057

Other income:
Service charges on deposit accounts	2,099,632	2,212,795	1,869,988
Mortgage origination fees	1,053,285	1,272,446	1,343,204
Net gain on sale of securities available for sale	782,441	726,419	33,851
Net gain on sale of premises and equipment	—	182,305	—
Other operating income	269,677	231,626	190,563

Total other income	4,205,035	4,625,591	3,437,606

Other expenses:
Salaries and employee benefits	11,419,261	13,382,578	12,830,241
Equipment and occupancy expenses	3,259,375	3,335,624	2,861,536
Net loss on sale of foreclosed assets	798,840	216,840	215,218
Write down on foreclosed assets	2,029,695	1,185,528	148,275
Foreclosed asset expenses	1,626,000	244,078	55,478
FDIC insurance premiums	2,229,052	501,160	300,012
Other operating expenses	5,185,360	5,607,187	5,002,341

Total other expenses	26,547,583	24,472,995	21,413,101

Net income (loss) before income taxes	(33,403,870)	(8,034,699)	1,475,562

Income tax expense (benefit)	3,645,397	(2,959,764)	(579,506)

Net income (loss)	(37,049,267)	(5,074,935)	2,055,068

Basic earnings (losses) per share	$(2.82)	$(0.41)	$0.17

Diluted earnings (losses) per share	$(2.82)	$(0.41)	$0.16

Cash dividends per share	$—	$—	$—

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
Net income (loss)	$(37,049,267)	$(5,074,935)	$2,055,068

Other comprehensive income (loss):
Reclassification adjustment for net gains on sales of securities included in net income, net of tax of $297,328, $276,039 and $12,863 respectively	(485,113)	(450,380)	(20,988)

Net unrealized holding gains on securities available for sale arising during period, net of tax of $346,382, $73,242, and $30,580 respectively	565,148	119,502	376,781

Other comprehensive income (loss)	80,035	(330,878)	355,793

Comprehensive income (loss)	$(36,969,232)	$(5,405,813)	$2,410,861

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

				Accumulated
	Common Stock			Other	Total
		At Amount	Accumulated	Comprehensive	Stockholders’
	Shares	Paid In	Deficit	Loss	Equity
Balance, December 31, 2006	9,046,748	$66,658,460	$(2,672,497)	$(426,676)	$63,559,287
Net income	—	—	2,055,068	—	2,055,068
Stock compensation expense	—	153,420	—	—	153,420
Exercise of stock options	92,110	586,270	—	—	586,270
4 for 3 stock split	3,046,286	—	—	—	—
Excess tax benefit from stock options exercised	—	80,104	—	—	80,104
Other comprehensive income	—	—	—	355,793	355,793

Balance, December 31, 2007	12,185,144	67,478,254	(617,429)	(70,883)	66,789,942
Net loss	—	—	(5,074,935)	—	(5,074,935)
Stock compensation expense	—	357,980	—	—	357,980
Exercise of stock options	52,184	279,690	—	—	279,690
4 for 3 stock split	2,078	—	—	—	—
Issuance of common stock	253,332	3,799,981	—	—	3,799,981
Purchase of fractional shares	(532)	(7,985)	—	—	(7,985)
Other comprehensive loss	—	—	—	(330,878)	(330,878)

Balance, December 31, 2008	12,492,206	71,907,920	(5,692,364)	(401,761)	65,813,795
Net loss	—	—	(37,049,267)	—	(37,049,267)
Stock compensation expense	—	267,351	—	—	267,351
Exercise of stock options	37,122	130,093	—	—	130,093
Issuance of common stock	1,463,905	5,123,668	—	—	5,123,668
Excess tax benefit from stock options exercised	—	11,920	—	—	11,920
Other comprehensive income	—	—	—	80,035	80,035

Balance, December 31, 2009	13,993,233	$77,440,952	$(42,741,631)	$(321,726)	$34,377,595

See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(37,049,267)	$(5,074,935)	$2,055,068
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,934,328	1,970,154	1,589,113
Amortization and accretion of securities	201,649	19,348	19,149
Provision for loan losses	32,170,357	8,914,368	2,353,244
Writedowns of foreclosed assets	2,029,696	1,185,528	148,275
Stock compensation expense	267,351	357,980	153,420
Deferred taxes	4,197,872	(2,086,277)	(1,405,879)
Net gain on sale of securities available-for-sale	(782,441)	(726,419)	(33,851)
Net gain loss on sale of foreclosed assets	798,840	216,840	216,473
Net gain on sale of premises and equipment	—	(182,305)	(43,147)
Decrease in income taxes payable	857,613	(1,199,487)	(824,380)
(Increase) decrease in interest receivable	950,676	844,529	(845,541)
Decrease in interest payable	(421,433)	(191,607)	(118,075)
Increase in FDIC prepaid assessment	(5,476,743)	(4,289)	(3,613)
Excess tax benefit from stock options exercised	(11,920)	—	(80,104)
Net other operating activities	(130,720)	(1,257,352)	561,956

Net cash (used in) provided by operating activities	(464,142)	2,786,076	3,742,108

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	(57,505,014)	(10,976,328)	11,162,035
Purchases of securities available for sale	(51,187,310)	(48,099,626)	(44,124,181)
Proceeds from maturities of securities available for sale	20,141,730	10,090,611	28,671,358
Proceeds from sales of securities available for sale	58,564,741	47,149,764	5,162,699
(Purchases) redemptions of restricted equity securities	(640,600)	(1,011,600)	300,900
Decrease in federal funds sold	722,000	19,283,000	33,363,000
Net (increase) decrease in loans	21,589,788	(154,422,127)	(135,390,668)
Purchase of premises and equipment	(1,081,784)	(6,417,974)	(8,978,454)
Proceeds from sale of foreclosed assets	8,843,171	972,519	1,462,937
Proceeds from sale of premises and equipment	—	1,018,997	217,088
Additions to other real estate owned	(301,583)	(303,824)	(3,125)

Net cash used in investing activities	(854,861)	(142,716,588)	(108,156,411)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(2,302,574)	121,855,335	118,543,857
Net increase in (repayments of) other borrowings	5,250,000	16,750,000	(15,000,000)
Net decrease in federal funds purchased and repurchase agreements	—	—	(1,027,230)
Proceeds from sale of common stock	5,123,668	3,799,981	—
Proceeds from exercise of stock options	130,093	279,690	586,270
Purchase of fractional shares of common stock	—	(7,985)	—
Excess tax benefit from stock options exercised	11,920	—	80,104

Net cash provided by financing activities	8,213,107	142,677,021	103,183,001

Net increase (decrease) in cash and due from banks	6,894,104	2,746,509	(1,231,302)

Cash and due from banks, beginning of period	8,858,796	6,112,287	7,343,589

Cash and due from banks, end of period	$15,752,900	$8,858,796	$6,112,287

	2009	2008	2007
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during period for:
Interest	$18,108,555	$24,282,364	$25,505,142
Income taxes	$—	$336,000	$1,650,753

NONCASH TRANSACTIONS
Financed sales of foreclosed assets	$4,520,663	$1,354,337	$61,711
Loans transferred to foreclosed assets	$23,590,226	$8,140,367	$3,055,071
See notes to consolidated financial statements.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
FGBC Bancshares, Inc. (the “Company”) is a bank holding company formed in 2004 whose principal activity is the ownership and management of its wholly-owned subsidiary, First Georgia Banking Company (the “Bank”). The Bank is a commercial bank with locations in Homer (Banks County), Carrollton and Villa Rica (Carroll County), Lake Oconee (Greene County), Cornelia (Habersham County), Bremen (Haralson County), Franklin (Heard County), Commerce and Jefferson (Jackson County), Columbus (Muscogee County), Athens (Oconee County) and Dalton (Whitfield County), Georgia. The Company provides a full range of banking services in its primary market areas and the adjacent areas or parts thereof.
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.
In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed assets and deferred taxes. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed assets, management obtains independent appraisals for significant collateral.
Cash, Due from Banks and Cash Flows
For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest-bearing deposits in banks, loans, federal funds sold/purchased, deposits and other borrowings are reported net.
The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The Bank was required to maintain a reserve of $140,000 at December 31, 2009. There was no reserve balance required at December 31, 2008.
Securities
Securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The Company amortizes premiums and accretes discounts on securities using the straight-line method over the expected life of the security. The difference in recorded interest by using this method has not resulted in a material difference as compared to the interest method. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Restricted Equity Securities
The Company is required to maintain an investment in capital stock of the Federal home Loan Bank (the “FHLB”). Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At their discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in this stock.
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
The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on non-accrual loans is recognized on the cash-basis method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. When a loan or portion of a loan is determined to be uncollectible, the amount deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.
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
Management determines the allowance for loan loss by first dividing the loan portfolio into two major categories: (1) satisfactory and past due loans and (2) impaired loans. For purposes of evaluation, satisfactory and past due loans are further segmented into the following categories: commercial and government guaranteed loans, commercial 1-4 family construction and acquisition and development projects, consumer residential real estate and other consumer loans. Management uses an annualized eight-quarter moving average net loan charge-off/recovery experience rate (net charge-off percentage of total loans.) Loan loss reserves are calculated primarily based upon this historical loss experience by segment and adjusted for qualitative factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, changes in levels of non-performing loans, significant shifts in real estate values, changes in levels of collateralization, trends in staff lending experience and turnover, loan concentrations and current economic conditions that may affect the borrower’s ability to pay.
For example, because of the recent increase in the level of the Company’s non-performing loans and general decline in real estate values management has increased the qualitative economic and environmental factors in the satisfactory and past due loan calculation.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A loan is generally classified as impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. A large portion of our impaired loans are collateral dependent, which has caused larger amounts to be included in our allowance for loan losses due to recent declines in real estate values. Impaired loans with balances in excess of $200,000 are evaluated individually, while impaired loans with balances of $200,000 or less are evaluated as a group. No additional funds are committed to be advanced in connection with impaired loans.
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
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the following estimated useful lives of the assets:

Land improvements	10-15 years
Buildings	30-40 years
Equipment	3-10 years
Foreclosed Assets
Assets acquired through loan foreclosure or repossession (primarily real estate and vehicles) are initially recorded at fair value less estimated cost to sell at the date of foreclosure. We determine fair value based upon the lowest of the following three methods: (1) independently observed market prices, (2) appraised values or (3) management’s estimation of the value of the property. Any write-downs based on the asset’s fair value on the date of acquisition is charged to the allowance for loan losses. In the event that foreclosed real estate is incomplete at the time of foreclosure, it is held for sale and initially recorded at fair value as obtained from a current appraisal less estimated costs to complete and sell. We will obtain an “as-completed” appraisal and capitalize costs associated with completion up to this value, less selling costs, in accordance with generally accepted accounting procedures. For the years ended December 31, 2009 and 2008, we charged down $293,223 and $497,436 at the time of foreclosure, respectively.
After foreclosure, valuations are periodically performed and the assets are carried at the lower of the carrying or fair value, less estimated cost to sell. Costs incurred in maintaining foreclosed assets and subsequent write-downs based on updated valuations of the property are included in other operating expenses. Management believes that the carrying value of foreclosed assets at December 31, 2009 is reasonable.
Income Taxes
The Company accounts for income taxes in accordance with income tax accounting guidance. On January 1, 2009, the Company adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Additionally, due to recent significant losses, the Company is unable to conclude that it will generate sufficient net income in the near term to realize the full value of its deferred tax assets. Therefore, the Company established a $16.3 million deferred tax asset valuation allowance in 2009 bringing the net deferred tax asset to approximately $197,000, which is the deferred tax related to the net unrealized losses on the securities portfolio. As a result, any further losses will not have an associated tax benefit until the Company can show that it is more likely than not that it will realize those tax benefits.
Earnings (Losses) Per Share
Basic earnings (losses) per share represents income (losses) available to common stockholders divided by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share reflect additional potential common             shares that would have been outstanding if dilutive potential common share had been issued, as well as any adjustments to income that would result from the assumed issuance. Potential common shares consist of stock options and warrants and are determined using the treasury stock method. For the years ended December 31, 2009 and 2008, potential common shares were anti-dilutive and not included in the computation of diluted earnings per share.
Stock-Based Compensation
At December 31, 2009, the Company has a stock-based employee compensation plan which is more fully described in Note 10 of the consolidated financial statements. Under this plan, the Company recognized expense of $267,351, $357,980 and $153,420 for the years ended December 31, 2009, 2008 and 2007, respectively
Generally accepted accounting principles require the cash flows resulting from the tax benefits from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The Company had $80,104 of cash flows resulting from excess tax benefits in 2007, no excess tax benefits in 2008 and $11,920 in 2009.
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
Recent Accounting Pronouncements
Effective July 1, 2009, the Company adopted new accounting guidance related to U.S. Generally Accepted Accounting Principles (US GAAP). This guidance establishes Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) as the source of authoritative U.S. GAAP recognized by

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Financial Accounting Standards Board (FASB) to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. FASB ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in FASB ASC has become non-authoritative. FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update FASB ASC, provide background information about the guidance, and provide the basis for conclusions on the changes to FASB ASC. FASB ASC is not intended to change U.S. GAAP or any requirements of the SEC. This guidance is effective for the Company as of December 31, 2009.
Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (OTTI). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.
The Company adopted accounting guidance related to fair value measurements and disclosures. This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The effect of adoption was not material.
FASB issued guidance which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC for fair value measurements and disclosures. When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements. In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities. This guidance is effective for the Company as of June 30, 2009 with adoption applied prospectively.
In addition, the following accounting pronouncements were issued by FASB, but are not yet effective:
FASB issued accounting guidance which modifies certain guidance regarding transfers and servicing financial assets. This standard eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets, and requires additional disclosures. This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on or after the effective date.
Reclassification
Certain items on the balance sheet for the period ended December 31, 2008 have been reclassified to be consistent with the classifications adopted for the period ended December 31, 2009. These reclassifications have not changed total assets as previously reported.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2. REGULATORY OVERSIGHT, CAPITAL ADEQUACY, OPERATING LOSSES AND MANAGEMENT’S PLANS
The Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. However, due to the Company’s 2009 financial results, the substantial uncertainty throughout the U.S. banking industry and other matters discussed below, a substantial doubt exists regarding the Company’s ability to continue as a going concern. Management’s plans in addressing the issues that raise substantial doubt regarding the Company’s ability to continue as a going concern are as follows:
Regulatory Oversight & Capital Adequacy
As described in Note 15, Regulatory Matters, the Bank is currently operating under heightened regulatory scrutiny and is subject to certain requirements and restrictions including but not limited to:
•	Achieving and maintaining a minimum Tier 1 Leverage Ratio of 8%; and

•	Planning for the scheduled reduction of certain “classified assets”; and

•	No cash dividends may be paid without prior regulatory approval.
As of December 31, 2009 and during the subsequent period prior to the issuance of this report, we were not in compliance with regulatory capital requirements defined for our Bank. Our failure to comply with this requirement could result in further action by our banking regulators such as the issuance of a formal written agreement (i.e. Consent Order). Management and the Board of Directors are working on plans to improve our capital ratios and to further reduce the level of classified assets, and are also considering various strategic alternatives.
As of December 31, 2009, the Company was considered “undercapitalized,” not “well-capitalized” under regulatory guidelines. In light of the requirement to improve the capital ratios of the Bank, management is pursuing a number of strategic alternatives. Current market conditions for banking institutions, the overall uncertainty in financial markets and the Company’s high level of non-performing assets are potential barriers to the success of these strategies. Failure to adequately address the regulatory concerns may result in actions by the banking regulators including, but not limited to, entry into a formal written agreement. Ongoing failure to adequately address regulatory concerns could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets. If current adverse market factors continue for a prolonged period of time, new adverse market factors emerge, and/or the Company is unable to successfully execute its plans or adequately address regulatory concerns in a sufficiently timely manner; it could have a material adverse effect on the Company’s business, results of operations and financial position.
Operating Losses
The Company incurred a net loss of $37.0 million for the year ended December 31, 2009. This loss was largely the result of dramatic increases in non-performing assets, which caused us to charge-off confirmed losses and replenish our allowance for loan losses. Additionally, due to these recent significant losses, the Company was unable to conclude that it would generate sufficient net income in the near term to realize the full value of its deferred tax assets. Therefore, the Company established a $16.3 million deferred tax asset valuation allowance in 2009 bringing the net deferred tax asset to approximately $197,000, which is the deferred tax related to the net unrealized losses on the securities portfolio. As a result, any further losses will not have an associated tax benefit until the Company can show that it is more likely than not that it will realize those tax benefits.
While our net interest margin remains at approximately 2.9% as of December 31, 2009, margin compression has also contributed to our net loss for 2009. We made efforts to reduce non-interest expense, by way of a reduction in force, salary reductions and other general cost-cutting measures. During the first quarter of 2010, we have continued to examine noninterest expense and have made further reductions in cost where possible.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest reversals on non-performing loans and increases to nonearning, foreclosed assets could continue in 2010, and hinder our ability to improve our net interest income. Also, increases in the allowance for loan losses are likely to continue in 2010, which will negatively impact our ability to generate net income during the year.
Liquidity
Our primary sources of liquidity are our deposits, the scheduled repayments on our loans, and interest and maturities of our investments. All securities have been classified as available for sale, which means they are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive income (loss). If necessary, we have the ability to sell a portion of our unpledged investment securities to manage interest sensitivity gap or liquidity. Our pledged securities totaled $7.8 million at December 31, 2009, and our efforts were successful to reduce this amount from the December 31, 2008 balance of $20.7 million. Cash and due from banks and federal funds sold may also be utilized to meet liquidity needs. Due to our undercapitalized status, we are unable to accept, rollover, or renew any brokered deposits. The Company has $27.2 million of brokered deposits maturing in 2010 and as these brokered deposits mature it could create a strain on liquidity.
Based on current and expected liquidity needs and sources, management expects to be able to meet obligations at least through December 31, 2010.
NOTE 3. SECURITIES AVAILABLE FOR SALE
The amortized cost and fair value of securities available with gross unrealized gains and losses for sale are summarized as follows and on the following page:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2009:
Debt securities:
U.S. Government-sponsored enterprises (GSEs)	$1,500,000	$—	$(16,406)	$1,483,594
Mortgage-backed securities GSE residential	35,043,311	215,528	(294,669)	34,964,170
State, county and municipals	6,389,224	18,909	(309,052)	6,099,081
Corporate securities	2,541,724	—	(133,222)	2,408,502

Total debt securities	$45,474,259	$234,437	$(753,349)	$44,955,347

December 31, 2008:
Debt securities:
U.S. Government sponsored Enterprises (GSEs)	$20,478,647	$647,993	$—	$21,126,640
Mortgage-backed securities GSE residential	34,199,020	696,568	(76,228)	34,819,360
State, county and municipals	15,187,226	2,170	(1,648,137)	13,541,259
Corporate securities	2,547,738	7,500	(277,868)	2,277,370

Total debt securities	$72,412,631	$1,354,231	$(2,002,233)	$71,764,629

The amortized cost and fair value of debt securities as of December 31, 2009 by contractual maturity are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Amortized	Fair
	Cost	Value
After ten years	$10,430,948	$9,991,177
Mortgage-backed securities	35,043,311	34,964,170

	$45,474,259	$44,955,347

Securities with a carrying value of $7,760,242 and $20,744,709 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2009	2008	2007
Gross gains	$969,620	$752,075	$33,851
Gross loss	(187,179)	(25,656)	—

Net realized gains	$782,441	$726,419	$33,851

Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the entity’s available-for-sale investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	December 31, 2009
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. Government-sponsored enterprises (GSEs)	$1,483,594	$(16,406)	$—	$—	$1,483,594	$(16,406)
Mortgage-backed securities GSE residential	24,022,030	(294,669)	—	—	24,022,030	(294,669)
State, county and municipals	1,236,523	(22,342)	2,445,005	(286,710)	3,681,528	(309,052)
Corporate securities	930,000	(70,000)	1,478,502	(63,222)	2,408,502	(133,222)

Total temporarily impaired securities	$27,672,147	$(403,417)	$3,923,507	$(349,932)	$31,595,654	$(753,349)

			December 31, 2008
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. Government-sponsored enterprises (GSEs)	$—	$—	$—	$—	$—	$—
Mortgage-backed securities GSE residential	6,336,827	(73,011)	971,055	(3,217)	7,307,882	(76,228)
State, county and municipals	12,365,148	(1,492,817)	888,316	(155,320)	13,253,464	(1,648,137)
Corporate securities	1,269,870	(277,868)	—	—	1,269,870	(277,868)

Total temporarily impaired securities	$19,971,845	$(1,843,696)	$1,859,371	$(158,537)	$21,831,216	$(2,002,233)

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. Government-sponsored enterprises (GSEs) — The unrealized loss on the one investment in U.S. Government-sponsored enterprises (GSEs) was caused by interest rate increases. The contractual terms of this investment does not permit the issuer to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2009.
Mortgage-backed securities: GSE residential — The unrealized losses on the Company’s investment in eleven GSE mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.
State, county and municipals — The unrealized losses on the seven investments were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.
Corporate securities — The Company’s unrealized losses on investments in two corporate securities relates to investments in companies within the financial services sector. The unrealized losses are primarily caused by recent decreases in profitability and profit forecasts by industry analysts resulting from the sub-prime mortgage market and a recent sector downgrade by several industry analysts. The contractual terms of those investments do not permit the Company to settle the security at a price less than the par value of the investments. The Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investments before recovery of its par value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2009.
NOTE 4. LOANS
The composition of loans is summarized as follows:

	December 31,
	2009	2008
Commercial and industrial	$43,997,976	$49,640,782
Real estate — construction	147,741,641	202,523,075
Real estate — mortgage:
Secured by farmland	17,054,608	12,699,336
Secured by 1-4 family residential properties	180,401,840	182,965,713
Secured by multi-family properties	40,175,914	46,136,304
Secured by owner-occupied non-farm non-residential properties	83,656,713	61,397,143
Secured by other non-farm non-residential properties	76,777,596	97,647,787
Loans for agricultural/farmers	619,169	1,997,204
Installment loans to individuals	21,890,645	28,367,914

	612,316,102	683,375,258

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2009	2008
Deferred loan fees and costs	(103,039)	(197,573)
Allowance for loan losses	(12,879,081)	(11,013,996)

Loans, net	$599,333,982	$672,163,689

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2009	2008	2007
Balance, beginning of year	$11,013,996	$6,267,211	$5,244,200
Provision for loan losses	32,170,357	8,914,368	2,353,244
Loans charged off	(30,393,140)	(4,245,515)	(1,388,685)
Recoveries of loans previously charged off	87,868	77,932	58,452

Balance, end of year	$12,879,081	$11,013,996	$6,267,211

A loan is considered impaired, in accordance with the impairment accounting guidance, when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.
Included in certain loan categories are troubled debt restructurings that were classified as impaired At December 31, 2009, the Company had $2,816,818 of commercial and industrial, $3,307,421 of real estate — construction, $706,823 of real estate — mortgage loans that were modified in troubled debt restructuring and impaired. In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $88,642 of commercial and industrial and $464,141 of real estate — mortgage loans at December 31, 2009.
The following is a summary of information pertaining to impaired loans, non-accrual loans, and loans past due ninety days or more.

	As of and for the Years Ended December 31,
	2009	2008	2007
Impaired loans with a valuation allowance	$8,893,845	$15,713,361	$2,174,606
Impaired loans without a valuation allowance	40,953,118	21,147,998	425,060

Total impaired loans	$49,846,963	$36,861,359	$2,599,666

Valuation allowance related to impaired loans	$1,033,903	$2,386,612	$406,184

Total non-accrual loans	48,720,377	36,861,359	2,284,269
Total loans past due ninety days or more and still accruing	—	—	—
Average investment in impaired loans	33,705,870	10,878,804	1,153,702
On December 31, 2009, the Company had $49.8 million of impaired loans. This amount is net of the $19 million in charge downs taken during 2009 on these credits as they were evaluated for potential or confirmed losses.
No additional funds are committed to be advanced in connection with impaired loans. No accrued interest on non-accrual loans had been recognized for the years ended December 31, 2009, 2008, and 2007. There were no loans past due ninety days or more and still accruing interest at December 31, 2009 or 2008.
In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2009 are as follows:

Balance, beginning of year	$16,120,716
Advances	6,017,592
Repayments	(5,373,887)
Changes in related parties	(534,713)

Balance, end of year	$16,229,708

NOTE 5. FORECLOSED ASSETS
A summary of foreclosed assets are presented as follows:

	Years Ended December 31,
	2009	2008
Balance, beginning of year	$6,041,163	$1,326,196
Additions	23,590,226	8,140,367
Disposals	(8,843,171)	(972,519)
Internally financed sales	(4,520,663)	(1,354,337)
Capitalized costs	301,583	303,824
Writedowns and losses	(2,828,536)	(1,402,368)

Balance, end of year	$13,704,602	$6,041,163

Expenses related to foreclosed assets include the following:

	Years Ended December 31,
	2009	2008	2007
Net loss (gain) on sales	$798,840	$216,840	$215,218
Writedowns	2,029,696	1,185,528	148,275
Other expenses, net of rental income	1,626,000	244,078	—

Total expenses related to foreclosed assets	$4,454,536	1,646,446	363,493

NOTE 6. PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

	December 31,
	2009	2008
Land and land improvements	$8,954,260	$8,915,260
Buildings	27,195,916	24,574,243
Construction and equipment installation in progress	73,764	2,172,629
Equipment	7,444,670	6,951,300

	43,668,610	42,613,432
Accumulated depreciation	(6,623,032)	(4,715,310)

	$37,045,578	$37,898,122

Construction and equipment installation in progress at December 31, 2009 represents the amount paid towards construction of a permanent facility and purchase of related equipment for our Lake Oconee (Green County) location. The Company is not contractually obligated to build a permanent facility.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest costs capitalized as part of the cost of premises and equipment totaled $17,926, $82,882, and $193,681for the years ended December 31, 2009, 2008, and 2007, respectively.
Leases
The Company has entered into various operating lease agreements for temporary and branch office facilities. The Company is generally responsible for insurance and maintenance of the properties. Total rental and temporary office expenses amounted to $134,536, $198,562, and $325,313 for the years ended December 31, 2009, 2008, and 2007, respectively.
Future minimum rental commitments under these leases at December 31, 2009 are as follows

2010	$30,000
2011	12,500

$42,500

NOTE 7. DEPOSITS
The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2009 and 2008 was $237,503,823 and $236,317,569, respectively. Total brokered time deposits at December 31, 2009 and 2008 were $73,288,882 and $88,107,806, respectively. Due to the Company’s undercapitalized status it is unable to accept, rollover or renew any brokered deposits. Because of this the Company is no longer allowed to participate in the Certificate of Deposit Account Registry Service (CDARS) program. At December 31, 2009 the Company had reciprocal balances of $5,153,575 and $34,578,804 for the same period in 2008. The scheduled maturities of time deposits at December 31, 2009 are as follows:

2010	$319,986,737
2011	80,733,016
2012	19,673,113
2013	4,530,140
2014	6,060,241

$430,983,247

Overdraft demand deposits reclassified to loans totaled $107,580 and $126,043 at December 31, 2009 and 2008, respectively.
NOTE 8. OTHER BORROWINGS
Other borrowings consist of the following advances from the Federal Home Loan Bank:

	December 31,
	2009	2008
Fixed rate credit at 2.95% due March 23, 2011 repaid March 2009	$—	$5,000,000
Fixed rate credit at 4.055% due July 31, 2012 repaid March 2009	—	1,750,000
Fixed rate credit at 3.47% due March 23, 2013 repaid March 2009	—	5,000,000
Fixed rate credit at 3.83% due March 23, 2015 repaid March 2009	—	5,000,000
Fixed rate credit at 1.43% due November 4, 2011	10,000,000	—
Fixed rate credit at 2.34% due November 18, 2013	7,000,000	—
Fixed rate credit at 3.04% due November 4, 2014	5,000,000	—

	$22,000,000	16,750,000

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Advances from the Federal Home Loan Bank are collateralized by securities with a carrying value of $4,211,826, Federal Home Loan Bank stock of $2,694,000 and certain qualifying loans of $43,089,745. Available overnight federal funds lines totaled $10,000,000 as of the date of this report.
NOTE 9. COMMON STOCK
Private Placement Offering
On June 25, 2009, the Company commenced a private placement of up to 1,428,573 shares of common stock at an offering price of $3.50 per share with purchasers receiving a warrant to purchase one additional share of common stock for $3.50 for every four shares purchased. The shares were sold on the Company’s behalf on a “best efforts” basis by its directors and executive officers to selected accredited investors. No commissions were paid. The shares offered had not been registered under the Securities Act and weren’t offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The offering was conducted in a manner designed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Act and Rule 506 promulgated thereunder. The initial total dollar amount of the offering was $5 million. During the third quarter of 2009 the Board voted to increase the offering to $7.5 million. Through December 31, 2009 the Company sold 1,463,905 shares and issued warrants to purchase an additional 365,950 shares for $3.50 per share pursuant to this offering through December 31, 2009.
A summary of stock warrant activity for the year ended December 31, 2009 is presented below:

		Weighted-
		Average
		Exercise
	Number	Price
Warrants outstanding, beginning of year	—	$—
Granted	365,950	3.50
Exercised	—	—
Forfeited	—	—

Warrants outstanding, end of year	365,950	$3.50

Exercisable, end of year	365,950	$3.50

NOTE 10. EMPLOYEE BENEFIT PLANS
401(k) Retirement Plan
The Company has a 401(k) retirement plan covering substantially all employees. As part of a continued cost elimination program, which began in the fourth quarter of 2008, the Company did not incur 401(k) contribution expense in 2009. Amounts charged to expense for the years ended December 31, 2008, and 2007 amounted to $320,978 and $334,177, respectively.
Incentive Stock Option Plan
The Company has a stock incentive plan (the “Plan”), which permits the grant of incentive stock options to its key employees of the Company for up to 1,529,866 additional shares of common stock. Option awards are granted with an exercise price equal to the estimated fair market value of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and have a ten-year contractual term. Dividends are not paid on unexercised options and dividends are not subject to vesting. The Plan provides for accelerated vesting if there is a change in control (as defined in the Plan).

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The fair value of each stock option award is estimated on the date of grant using a Black-Scholes-Merton valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on expected volatility of similar entities. The expected term of options granted is based on the short-cut method and represents the period of time that options granted are expected to be outstanding. Historical data is used to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The table below does not include information for the year ended December 31, 2009 since there were no options granted during that period.

	Years ended December 31,
	2009	2008	2007
Dividend yield	—	0%	0%
Expected life	—	6.5 years	6.5 years
Risk-free interest rate	—	2.9%	4.31 to 4.96%
Expected volatility/weighted average expected volatility	—	24%	24%
Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2009		2008		2007
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price
Options outstanding, beginning of year	1,295,739	$6.90	1,293,275	$6.45	1,304,320	$5.46
Granted	—	—	55,167	15.00	137,067	14.60
Exercised	(22,366)	3.58	(69,018)	4.78	(122,813)	4.77
Forfeited	(54,952)	10.75	(19,685)	7.44	(25,299)	7.90

Options outstanding, end of year	1,182,420	$6.78	1,259,739	$6.90	1,293,275	$6.45

Exercisable, end of year	1,071,047	$6.26	999,277	$5.86	829,562	$5.07

At December 31, 2009 there was $288,820 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 1.58 years. There were no options granted in 2009 but the weighted average fair value of options granted in 2008 and 2007 was $4.73and $5.26 respectively.
Shares available for future stock option grants to employees under the existing plan were 347,446 at December 31, 2009. The aggregate intrinsic value of options outstanding at December 31, 2009, 2008 and 2007 was $0, $10,206,531and $11,060,883, respectively and the aggregate intrinsic value of options exercisable was $0, $8,235,124 and $4,585,230 for these same periods.
Total intrinsic value of options exercised was $255,431, $723,639 and $1,269,905 for the years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009 and 2008, the weighted average contractual life in years of outstanding stock options was 5.05 and 6.09 years, respectively.
Additionally, on March 19, 2010, the President and Chief Executive Officer of both the Company and Bank resigned. At that time, he also resigned from his position as a director of the Company. At the time of his resignation, he had 117,083 exercisable stock options which expire on June 17, 2010.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11. INCOME TAXES
The allocation of income tax expense (benefit) between current and deferred income taxes is as follows:

	Years Ended December 31,
	2009	2008	2007
Current	$(552,474)	$(873,487)	$826,373
Deferred	(12,092,546)	(2,086,277)	(381,692)
Change in valuation allowance	16,290,417	—	(1,024,187)

Income tax expense (benefit)	$3,645,397	$(2,959,764)	$(579,506)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income (loss) before income taxes (benefits). A reconciliation of the differences is as follows:

	Years Ended December 31,
	2009	2008	2007
Tax provision at federal statutory rate	$(11,357,314)	$(2,731,797)	$501,691
State income taxes (benefit)	(1,229,680)	(220,198)	(35,154)
Change in valuation allowance	16,290,417	—	(1,024,188)
Nondeductible expenses	9,758	46,578	40,566
Stock compensation	90,899	121,713	52,163
Tax free interest	(158,683)	(176,060)	(112,229)
Other	—	—	(2,355)

Income tax expense (benefit)	$3,645,397	$(2,959,764)	$(579,506)

The components of net deferred tax assets are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Loan loss reserves	$4,740,055	$3,987,288
Net operating loss	11,378,424	—
Pre-opening expenses	6,710	7,370
Deferred loan fees	38,883	74,555
Securities available for sale	197,187	246,241
Contributions	6,914	3,598
Non-accrual loan interest	—	45,086
Reserve for repossessed assets	472,022	431,141

	16,840,195	4,795,279
Deferred tax liabilities:
Depreciation	352,591	353,522

Valuation allowance	(16,290,417)	—

Net deferred taxes	$197,187	$4,441,757

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2009, the Company has net operating loss carryforwards of approximately $13,763,943 for federal income tax purposes and $2,524,119 for state income tax purposes. If unused the carryforwards will expire in the year 2029.
NOTE 12. EARNINGS (LOSSES) PER SHARE
Presented below is a summary of the components used to calculate basic and diluted earnings (losses) per common share:

	Years Ended December 31,
	2009	2008	2007
Basic earnings (losses) per share:
Weighted average common shares outstanding	13,154,350	12,297,893	12,124,152

Net income (loss)	$(37,049,267)	$(5,074,935)	$2,055,068

Basic earnings (losses) per share	$(2.82)	$(.41)	$.17

Diluted earnings (losses) per share:
Weighted average common shares outstanding	13,154,350	12,297,893	12,124,152
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	—	—	765,001

Total weighted average common shares and common stock equivalents outstanding	13,154,350	12,297,893	12,889,153

Net income (loss)	$(37,049,267)	$(5,074,935)	$2,055,068

Diluted earnings (losses) per share	$(2.82)	$(.41)	$.16

For the year ended December 31, 2009, potential common shares were anti-dilutive and not included in the computation of diluted earnings per share.
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
The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2009	2008
Commitments to extend credit	$34,397,240	$52,381,387
Letters of credit	308,077	957,485

	$34,705,317	$53,338,872

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
At December 31, 2009, the carrying amount of liabilities related to the Company’s obligation to perform under letters of credit was insignificant. The Company has not incurred any credit losses on letters of credit for the years ended December 31, 2009, 2008, and 2007.
In determining any required allowances for commitments to extend credit, the Company applies the same methodologies as applied to loans in determining the allowance for loan losses as disclosed in Note 1 to the financial statements. As of December 31, 2009 and 2008, there were no allowances deemed necessary for commitments to extend credit.
At December 31, 2009 the Company guaranteed 100% of the debt of certain customers’ liabilities at another financial institution totaling $71,500. At December 31, 2008 the Company had guaranteed 110% of the debt of certain customers’ liabilities totaling $1,412,730.
These guarantees represent the outstanding credit line balances of those customers funded by another financial institution. The Company incurred losses of $18,504, $55,519 and $18,610 as a result of these guaranteed debts for the years ended December 31, 2009, 2008, and 2007, respectively.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.
Employee Agreements
The Company has entered into employment agreements with certain of its officers with initial terms of three to five years that require annual salaries of $1,661,019. The agreements are automatically extended for an additional year on the initial termination date and each anniversary thereafter. The officers are entitled to receive annual salary increases and are eligible for incentives and performance bonuses as may be determined by the Company’s Board of Directors.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14. CONCENTRATIONS OF CREDIT
The Company originates primarily commercial, residential and consumer loans to customers in Banks, Carroll, Greene, Habersham, Haralson, Heard, Jackson, Muscogee, Oconee and Whitfield and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.
The Company’s loan portfolio is concentrated in loans secured by real estate (89%), of which a substantial portion is secured by real estate in the Company’s primary market areas. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 4.
The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s unimpaired statutory capital or net assets, or approximately $8,522,000.
NOTE 15. REGULATORY MATTERS
The Company is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2009, the Bank was not able to declare dividends without the prior written approval of the FDIC and the Georgia Department of Banking and Finance.
The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. As of December 31, 2009, the Company and the Bank did not meet the requirements for well capitalized status. As a result, we are prohibited from directly or indirectly accepting, renewing or rolling over any brokered deposits, absent receiving a waiver from the FDIC, for which we have not applied. In addition, as an “undercapitalized” Bank we may be required to comply with additional operating restrictions, including having to submit a plan to restore the Bank to an acceptable capital category. Failure to adequately comply could eventually allow the banking regulators to appoint a receiver or conservator of our net assets. These matters are a major focus of the attention and efforts of the Board of Directors and management.
To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios established by the regulators based upon our risk profile. The Company and the Bank are undercapitalized and currently working on several strategies to reestablish well capitalized status.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total Capital to Risk Weighted Assets
Consolidated	$42,310	7.01%	$48,282	8%	$	N/A	N/A
Bank	$41,699	6.91%	$48,282	8%		$60,353	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$34,700	5.75%	$24,141	4%	$	N/A	N/A
Bank	$34,089	5.65%	$24,141	4%		$36,212	6%
Tier 1 Capital to Average Assets
Consolidated	$34,700	4.37%	$31,781	4%	$	N/A	N/A
Bank	$37,438	4.29%	$31,781	4%		$39,725	5%

As of December 31, 2008:
Total Capital to Risk Weighted Assets
Consolidated	$71,777	10.67%	$53,804	8%	$	N/A	N/A
Bank	$70,932	10.55%	$53,790	8%		$67,237	10%
Tier 1 Capital to Risk Weighted Assets
Consolidated	$63,338	9.42%	$26,902	4%	$	N/A	N/A
Bank	$62,495	9.29%	$26,895	4%		$40,342	6%
Tier 1 Capital to Average Assets
Consolidated	$63,338	7.65%	$33,099	4%	$	N/A	N/A
Bank	$62,495	7.55%	$33,099	4%		$41,374	5%
NOTE 16. FAIR VALUE OF ASSETS AND LIABILITIES
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures guidance, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and cash equivalents and interest-bearing deposits in banks: The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.
Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.
Securities Available for Sale: Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.
Restricted equity securities: The carrying value of restricted equity securities with no readily determinable fair value approximates fair value.
Loans: The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if repayment of the loan is dependent upon the sale of the underlying collateral. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with generally accepted accounting principles, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.
Foreclosed Assets: Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.
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
Assets measured at fair value on a recurring basis are summarized below:

December 31, 2009
(In Thousands)
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
December 31, 2009	(Level 1)	(Level 2)	(Level 3)	Total

Assets measured on a recurring basis:
Available for sale securities	$—	$44,955	$—	$44,955

Total assets at fair value	$—	$44,955	$—	$44,955

December 31, 2008
(In Thousands)
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
December 31, 2009	(Level 1)	(Level 2)	(Level 3)	Total

Assets measured on a recurring basis:
Available for sale securities	$—	$71,765	$—	$71,765

Total assets at fair value	$—	$71,765	$—	$71,765

Under certain circumstances we make adjustments to fair value for our assets although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at, for which a nonrecurring change in fair value has been recorded:

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31, 2009
	(In Thousands)
	Fair Value Measurements Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs	Total Gains
	(Level 1)	(Level 2)	(Level 3)	(Losses)
Impaired loans	$—	$24,665	$24,452	$(19,256)
Foreclosed assets	—	5,165	8,575	(1,251)

Total	$—	$29,830	$33,027	$(20,507)

	As of December 31, 2008
	(In Thousands)
	Fair Value Measurements Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs	Total Gains
	(Level 1)	(Level 2)	(Level 3)	(Losses)
Impaired loans	$—	$6,765	$31,860	$(2,387)
Foreclosed assets	—	841	5,200	(1,186)

Total	$—	$7,606	$37,060	$(3,573)

In accordance with the provisions of the loan impairment guidance, individual loans with a carrying amount of $68,075,162 were written down to their fair value of $48,819,237, resulting in an impairment charge of $19,255,925 which was included in earnings for the period. Write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to reflect management’s estimates of changes in economic conditions.
The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2009 and 2008 were as follows:

	December 31, 2009		December 31, 2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(In Thousands)		(In Thousands)
Financial Assets:
Cash and cash equivalents	$84,300	$84,300	$20,623	$20,623
Securities available-for-sale	44,955	44,955	71,764	71,764
Restricted equity securities	2,694	2,694	2,053	2,053
Loans, net	599,334	596,516	672,164	667,130
Accrued interest receivable	3,104	3,104	3,880	3,880

Financial Liabilities:
Deposits	$734,789	$739,833	$737,092	$741,079
Other borrowings	22,000	21,243	16,750	17,010
Accrued interest payable	532	532	953	953

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	SUPPLEMENTAL FINANCIAL DATA
Components of other operating expenses in excess of 1% of revenue are as follows:

	Years Ended December 31,
	2009	2008	2007
Data processing	$1,582,362	$1,509,704	$1,198,749
Legal fees — loan related	550,408	71,853	32,977

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION
The following parent company only financial information presents the condensed balance sheets as of December 31, 2009 and 2008, and statements of operations, and cash flows for the years ended December 31, 2009, 2008, and 2007:
CONDENSED BALANCE SHEETS

	2009	2008
Assets
Cash	$619,770	$729,263
Investment in subsidiary	33,767,076	64,971,194
Other assets	750	173,336

Total assets	$34,387,595	$65,873,793

Liabilities
Other liabilities	$10,000	$59,998

Stockholders’ equity	34,377,595	65,813,795

Total liabilities and stockholders’ equity	$34,387,595	$65,873,793

CONDENSED STATEMENTS OF OPERATIONS

	2009	2008	2007
Expenses:
Other operating expenses	$421,804	$438,061	$350,821

Loss before income tax expense (benefit)	(421,804)	(438,061)	(350,821)
Income tax expense (benefit)	7,370	(165,306)	(193,377)

Loss before equity in income of subsidiary	(429,174)	(272,755)	(157,444)
Equity in income (loss) of subsidiary	(36,620,093)	(4,802,180)	2,212,512

Net income (loss)	$(37,049,267)	$(5,074,935)	$2,055,068

FGBC BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED STATEMENTS OF CASH FLOWS

	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(37,049,267)	$(5,074,935)	$2,055,068
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in (income) loss of subsidiary	36,620,093	4,802,180	(2,212,512)
Excess tax benefit from stock options exercised	(11,920)	—	(80,104)
Net other operating activities	134,508	19,819	(63,055)

Net cash used in operating activities	(306,586)	(252,936)	(300,603)

INVESTING ACTIVITIES
Investment in subsidiary	(5,068,587)	(5,220,760)	—

Net cash used in investing activities	(5,068,587)	(5,220,760)	—

FINANCING ACTIVITIES
Proceeds from sale of common stock	5,123,668	3,799,981	—
Proceeds from exercise of stock options	142,013	279,690	506,166
Excess tax benefit from stock options exercised	11,920	—	80,104
Purchase of fractional shares of common stock	—	(7,985)	—

Net cash provided by financing activities	5,265,681	4,071,686	586,270

Net increase (decrease) in cash	(109,493)	(1,402,010)	285,667
Cash at beginning of year	729,263	2,131,273	1,845,606

Cash at end of year	$619,770	$729,263	$2,131,273